EXECUTION COPY

LOAN AND SECURITY AGREEMENT

among

AIRGATE INTERNATIONAL CORPORATION

as Borrower,

the GUARANTORS from time to time party hereto

and

BHC INTERIM FUNDING II, L.P.

as Lender

Dated  as of July 17, 2007

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		(F)	Performance of Agreements	20
		(G)	No Prohibition	20
		(H)	No Litigation	20
		(I)	No Material Adverse Effect	20

	3.2	Conditions to any Additional Tranche		20

		(A)	Request for Additional Tranche	20
		(B)	Delivery of Documents	20
		(C)	Representations and Warranties	20
		(D)	No Prohibition	21
		(E)	No Default	21
		(F)	No Litigation	21

SECTION 4	BORROWER’S REPRESENTATIONS AND WARRANTIES			21

	4.1	Organization, Powers, Capitalization.		21
		(A)	Organization and Powers	21
		(B)	Capitalization	21

	4.2	Authorization of Borrowing; No Conflict		21

	4.3	Financial Condition.		22

	4.4	Indebtedness and Liabilities		22

	4.5	Account Warranties		22

	4.6	Names		23

	4.7	Locations; FEIN		23

	4.8	Title to Properties; Liens		23

	4.9	Litigation; Adverse Facts		23

	4.10	Payment of Taxes		23

	4.11	Performance of Agreements		23

	4.12	Employee Benefit Plans		24

	4.13	Intellectual Property		24

	4.14	Broker’s Fees		24

	4.15	Environmental Compliance		24

	4.16	Solvency		24

	4.17	Disclosure		25

	4.18	Insurance		25

	4.19	Compliance with Laws		25

	4.20	Bank Accounts		25

	4.21	Subsidiaries		25

	4.22	Employee Matters		25

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	4.23	Governmental Regulation		26

	4.24	Receivables and Payables		26

	4.25	Trade Relations		26

	4.26	Absence of Defaults		26

	4.27	Loans to Shareholders, Directors, Officers or Affiliates		26

	4.28	Projections		26

	4.29	Surety Obligations		26

SECTION 5	AFFIRMATIVE COVENANTS			27

	5.1	Financial Statements and Other Reports		27
		(A)	Monthly Financials	27
		(B)	Quarterly Financials	27
		(C)	Year-End Financials	27
		(D)	Accountants’ Certification and Reports	28
		(E)	Management Report	28
		(F)	Projections	29
		(G)	Financial Statements for Alfred Lam	29
		(H)	Revolving Advance Requests	29
		(I)	Tax Returns	29
		(J)	Government Notices	29
		(K)	Events of Default, etc	29
		(L)	Trade Names	30
		(M)	Locations	30
		(N)	Bank Accounts	30
		(O)	Certified Public Accountants	30
		(P)	Litigation	30
		(Q)	Other Information	30

	5.2	Access to Accountants		30

	5.3	Inspection		31

	5.4	Collateral Records		31

	5.5	Account Covenants; Verification		31

	5.6	Endorsement		31

	5.7	Corporate Existence		31

	5.8	Payment of Taxes		32

	5.9	Maintenance of Properties; Insurance		32

	5.10	Compliance with Laws		32

	5.11	Further Assurances		32

	5.12	Collateral Locations		32

	5.13	Bailees		33

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	5.14	Use of Proceeds and Margin Security		33

	5.15	Observer and Other Rights		33

	5.16	Revisions or Updates to Schedules		33

	5.17	Accounting Methods and Financial Records		34

	5.18	Life Insurance		34

	5.19	Accuracy of Information		34

	5.20	Notice of Management Changes		34

	5.21	Landlord Waiver		34

	5.22	Landlord and Storage Agreements		34

SECTION 6	NEGATIVE COVENANTS			34

	6.1	Indebtedness and Liabilities		34

	6.2	Guaranties		35

	6.3	Transfers, Liens and Related Matters.		35
		(A)	Transfers	35
		(B)	Liens	35
		(C)	No Pledge Restrictions	35

	6.4	Restricted Payments		35

	6.5	Restriction on Fundamental Changes		36

	6.6	Transactions with Affiliates		36

	6.7	Environmental Liabilities		36

	6.8	Conduct of Business		36

	6.9	Compliance with ERISA		36

	6.10	Subsidiaries		37

	6.11	Fiscal Year; Tax Consolidation		37

	6.12	Press Release; Public Offering Materials		37

	6.13	Bank Accounts		37

	6.14	Charter Documents		37

	6.15	No Impairment of Restricted Payments		38

	6.16	Advances, Loans or Investments		38

	6.17	Management or Consulting Fees		38

	6.18	Financial Covenants		38
		(A)	Aggregate Indebtedness	38
		(B)	Fixed Charge Coverage Ratio	38
		(C)	Capital Expenditures	38
		(D)	Current Ratio	38

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		(E)	EBITDA	38

	6.19	Executive Compensation		40

	6.20	Certain Payments		40

	6.21	Amendments to Subordinated Debt		40

SECTION 7	DEFAULT, RIGHTS AND REMEDIES			40

	7.1	Event of Default		40
		(A)	Payment	40
		(B)	Default in Other Agreements	40
		(C)	Breach of Certain Provisions	41
		(D)	Breach of Representation or Warranty	41
		(E)	Other Defaults Under Loan Documents	41
		(F)	Involuntary Bankruptcy; Appointment of Receiver, etc	41
		(G)	Voluntary Bankruptcy; Appointment of Receiver, etc	41
		(H)	Liens	41
		(I)	Judgment and Attachments	42
		(J)	Dissolution	42
		(K)	Solvency	42
		(L)	Injunction	42
		(M)	Invalidity of Loan Documents	42
		(N)	Failure of Security	42
		(O)	Licenses and Permits	42
		(P)	Forfeiture	42
		(Q)	Change of Control	42
		(R)	Material Adverse Change	42

	7.2	Acceleration		43

	7.3	Remedies		43

	7.4	Appointment of Attorney-in-Fact		43

	7.5	Limitation on Duty of Lender with Respect to Collateral		44

	7.6	Application of Proceeds		44

	7.7	License of Intellectual Property		44

	7.8	Waivers, Non-Exclusive Remedies		44

SECTION 8	MISCELLANEOUS			45

	8.1	Assignments and Participations		45

	8.2	Set Off		45

	8.3	Expenses and Attorneys’ Fees		45

	8.4	Indemnity		46

	8.5	Amendments and Waivers		47

	8.6	Notices		47

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8.7	Survival of Warranties and Certain Agreements.		48

8.8	Indulgence Not Waiver		48

8.9	Marshaling; Payments Set Aside		48

8.10	Entire Agreement		48

8.11	Independence of Covenants		48

8.12	Severability		49

8.13	Headings		49

8.14	APPLICABLE LAW		49

8.15	Successors and Assigns		49

8.16	No Fiduciary Relationship; Limitation of Liabilities.		49
	(A)	No Fiduciary Relationship	49
	(B)	Limitation of Liabilities	49

8.17	CONSENT TO JURISDICTION		49

8.18	WAIVER OF JURY TRIAL		50

8.19	Construction		50

8.20	Counterparts; Effectiveness		50

8.21	No Duty		50

8.22	Communications by Borrower to Lender		51

8.23	Confidentiality		51

8.24	Lender’s Disclosure		51

8.25	Affiliate Guarantor		51

8.26	Electronic Execution of Loan Documents		52

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Exhibits and Schedules

Exhibit A - Form of Subordination Agreement

Schedule 1.1(A) - Liens
Schedule 1.1(B) - Pro Forma
Schedule 3.1(A) - Closing Deliveries
Schedule 3.1(H) - Litigation
Schedule 4.1(B) - Capitalization
Schedule 4.6 - Names
Schedule 4.7 - Locations; FEIN
Schedule 4.9 - Litigation; Adverse Facts
Schedule 4.10 - Payment of Taxes
Schedule 4.11 - Performance of Agreements
Schedule 4.13 - Intellectual Property
Schedule 4.14 - Broker’s Fees
Schedule 4.15 - Environmental Compliance
Schedule 4.19 - Compliance with Laws
Schedule 4.20 - Bank Accounts
Schedule 4.21 - Subsidiaries
Schedule 4.22 - Employee Matters
Schedule 4.24 - Receivables and Payables
Schedule 4.25 - Trade Relations
Schedule 4.26 - Absence of Defaults
Schedule 4.27 - Loans to Insiders
Schedule 4.28 - Projections
Schedule 6.2 - Guaranties
Schedule 6.6 - Transactions with Affiliates
Schedule 6.19 - Executive Compensation
Schedule 7.1(R) - Material Adverse Change

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is dated as of July 17, 2007 and entered into by and among AIRGATE INTERNATIONAL CORPORATION, a New York corporation, as borrower (“Borrower”), the subsidiary guarantors from time to time party to this Agreement (collectively, the “Subsidiary Guarantors”), and BHC INTERIM FUNDING II, L.P., a Delaware limited partnership, as lender (“Lender”), with offices at 444 Madison Avenue, New York, New York 10022.

RECITALS

WHEREAS, Borrower desires that Lender extend a term loan to Borrower, the proceeds of which will be used by Borrower to redeem certain Series A Preferred capital stock, repurchase certain outstanding warrants and for working capital purposes; and

WHEREAS, Borrower desires to secure its Obligations under the Loan Documents, inter alia by granting to Lender, and by causing Subsidiary Guarantors to grant to Lender a security interest in and lien upon all of Borrower’s and such Subsidiary Guarantors’ respective property and assets; and

WHEREAS, Subsidiary Guarantors, and Guarantors have each agreed, jointly and severally, to guarantee Borrower’s Obligations.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

SECTION 1  DEFINITIONS

1.1  Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

“Accounts” means all of each Credit Party’s now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to Lender), including, without limitation, all accounts created by, or arising from, all of each Credit Party’s sales, leases, rentals of goods or renditions of services to its customers (whether or not they have been earned by performance), including but not limited to, those accounts arising under any Credit Party’s trade names, logos or styles, or through any Credit Party’s divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper), contracts and contract rights (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to any of the foregoing; (f) guaranties, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) General Intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Credit Parties; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Additional Tranche” has the meaning assigned to such term in Section 2.1.

“Affiliate” means any Person (other than Lender): (a) directly or indirectly controlling, controlled by, or under common control with any Credit Party; (b) directly or indirectly owning, controlling or holding five percent (5%) or more of any equity interest in any Credit Party; (c) five percent (5%) or more of whose voting stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by any Credit Party; or (d) which has a senior executive officer who is also a senior executive officer of any Credit Party. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.

“Agreement” means this Loan and Security Agreement as amended, restated, supplemented or otherwise modified from time to time.

“Asset Disposition” means the disposition, in any transaction or series of related transactions, whether by sale, lease (including any disposition in connection with a sale-lease back or synthetic lease transaction), transfer, loss, damage, destruction, condemnation or otherwise, of all, or substantially all, of the assets of any Credit Party (whether such assets are now owned or hereafter acquired) or which has the effect of selling or otherwise disposing of the whole or a major part of the business or operations of any Credit Party, in each case, whether or not consideration therefore consists of cash, securities or other assets owned by the acquiring Person, except where such disposition is made to another Credit Party.

“Book Net Worth” means the Parent’s equity in the Credit Parties (excluding the Parent) determined in accordance with GAAP.

“Borrower” has the meaning assigned to that term in the preamble to this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in such state are permitted to be closed.

“Capital Expenditures” means, with respect to any period, the aggregate expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by the Credit Parties and their Subsidiaries during such period that are required by GAAP to be included in or reflected by the property, plant, equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of their Subsidiaries.

“Capitalized Lease” means, with respect to the Credit Parties and their Subsidiaries: (a) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the Credit Parties and their Subsidiaries, and (b) any other such lease, the obligations under which are capitalized on the balance sheet of the Credit Parties and their Subsidiaries.

“Capital Stock” means with respect to the Credit Parties, any and all capital stock, membership, partnership or other equity interests of the Credit Parties.

“Change of Control” means either (a) Alfred Lam ceases to own and control, beneficially and of record, directly or indirectly, sixty (60%) percent of the equity interests in Parent; (b) Pacific CMA ceases to own and control, beneficially and of record, directly or indirectly, ninety-nine percent (99%) of the equity interests in any of the Credit Parties; (c) Alfred Lam fails to remain actively engaged in the management of the Credit Parties and to hold the positions held on the Closing Date, including as an officer and director, for any reason other than his death or Disability; (d) a change in the majority of directors of Parent, unless approved by the then majority of directors; (e) a change in the majority of directors of any of the Credit Parties, unless approved by the then majority of directors; (f) all or substantially all of any of the Parent’s, Pacific CMA’s, AGI Logistics (Hong Kong) Limited’s, or the Borrower’s assets are sold or transferred, or (g) all, or substantially all, of the US Group’s assets are sold or transferred.

“Closing Date” means July 17, 2007.

“Collateral” means, collectively, any and all assets of any Credit Party on which a Lien in favor of Lender has been created and/or granted to secure the Obligations under the Loan Documents, specifically including without limitation, the assets of the Credit Parties defined as “Collateral” in Section 2.6.

“Commitment Letter” means the commitment letter issued by Lender to Borrower on November 13, 2006 as supplemented by the letter dated February 16, 2007.

“Confidential Information” has the meaning assigned to that term in Section 8.23.

“Consolidated” means the consolidation of accounts in accordance with GAAP, including principles of consolidation.

“Consolidated Subsidiaries” means collectively, the Subsidiaries of any Credit Party whose financial condition and results of operations are Consolidated with such Credit Party in its Consolidated financial statements.

“Corporate Guarantors” means Pacific CMA, Parent, Airgate International Corporation (Chicago), an Illinois corporation, Paradigm International, Inc., a Florida corporation, and AGI Logistics (Hong Kong) Limited, a Hong Kong company.

“Credit Parties” means collectively, the Borrower and the US Group.

“Current Assets” means those assets of the Credit Parties and their Subsidiaries which, in accordance with GAAP, are classified as current.

“Current Liabilities” means those liabilities of the Credit Parties and their Subsidiaries which, in accordance with GAAP, are classified as current.

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned to that term in Section 2.3(A).

“Disability” means, with respect to Alfred Lam, if as a result of a physical or mental disability, injury or sickness, he is unable to perform the essential functions of his duties for Borrower for a period or periods aggregating one hundred twenty (120) days during any twelve month period, or such longer period as may be required by applicable employment laws.

“Documents of Title” means all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

“EBITDA” means, for any period, all earnings before all interest, tax obligations and depreciation and amortization expense of Borrower for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of Borrower, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Credit Parties and their Subsidiaries or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Credit Party and their Subsidiaries and/or any current or former ERISA Affiliate.

“Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

“Environmental Laws” means any present or future federal, state and local laws, rules, ordinances and regulations (as implemented and as interpreted) governing the control, removal, storage, transportation, spill, release or discharge of hazardous or toxic wastes, substances and petroleum products, including as provided in the provisions of (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (b) the Solid Waste Disposal Act, (c) the Clean Water Act, (d) the Clean Air Act, (e) the Hazardous Materials Transportation Act, (f) the Resource Conservation and Recovery Act of 1976, (g) the Federal Water Pollution Control Act Amendments of 1972, and (h) any and all comparable and/or similar laws of any foreign government (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government); and (i) the respective rules, regulations and ordinances of the EPA (or any equivalent environmental regulatory or protection agency or instrumentality of any foreign government), and any departments of health services, regional water quality control boards, state water resources control boards, and/or cities in which the Credit Parties and their Subsidiaries’ assets are located.

“Equipment” means all equipment, whether now owned or hereafter acquired (as defined in the UCC), including, without limitation (whether or not included in the UCC definition of “equipment”), all furniture, furnishings, fixtures, machinery, motor vehicles, trucks, trailers, vessels, aircraft and rolling stock and all parts thereof and all additions, accessories, motors, engines, and accessions thereto and replacements therefor and all cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” as applied to the Credit Parties and their Subsidiaries, means any Person who is a member of a group which is under common control with the Credit Parties and their Subsidiaries, who together with the Credit Parties and their Subsidiaries is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.

“Event of Default” means any of the events set forth in Section 7.1.

“Excess Interest” has the meaning assigned to that term in Section 2.3(C).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Quarter” means each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” means each twelve month period ending on the last day of December in each year.

“Fixed Charge Coverage Ratio” means, for any period, the ratio for the Credit Parties and their Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) of (a) (i) EBITDA for such period minus (ii) Capital Expenditures to the extent paid in cash during such period minus (iii) taxes paid (or required to be paid) in cash in respect of such period, minus (iv) tax distributions paid (or required to be paid) in cash in respect of net income of Borrower for such period, to (b) the sum of (i) cash interest payments made in respect of borrowed money during such period, plus (ii) net cash payments made (or minus the net cash payments receivable) in respect of the Hedging Agreements during such period, plus (iii) cash payments made in respect of fees, including letter of credit fees and expenses (but excluding reimbursement of legal fees) incurred hereunder during such period, plus (iv) cash payments of principal in respect of borrowed money (including the principal component of any payments in respect of Capital Lease obligations and Subordinated Debt, but excluding principal payments made in respect of revolver loans advanced under the in the Senior Financing Agreement) during such period.

“Foreign Subsidiary” means any Subsidiary of the Credit Parties that is organized in a jurisdiction outside of the United States of America.

“Foreign Plan” means, any employee benefit plan or arrangement maintained or contributed to by any Credit Party or any Subsidiary of any Credit Party that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Credit Party or any Subsidiary of any Credit Party.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 6.18 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements for the Fiscal Year ended on December 31, 2006, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.18 hereof, Lender and Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of Lender and Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.18 hereof shall be calculated as if no such change in GAAP had occurred.

“General Intangibles” means, as to each Credit Party, all “general intangibles” as defined in the UCC, now owned or hereafter acquired, including, without limitation (whether or not included in the UCC definition of “general intangibles”), all of such Credit Party’s then owned or existing and future acquired or arising general intangibles, choses in action and causes of action and all other intangible personal property of such Credit Party of every kind and nature, including, without limitation, Intellectual Property, corporate or other business records, inventions, designs, blueprints, plans, specifications, trade secrets, goodwill, computer software, customer lists, licenses, franchises, tax refund claims, reversions or any rights thereto and any other amounts payable to Borrower from any Employee Benefit Plan, rights and claims against carriers and shippers, rights to indemnification, and business interruption, property, casualty or any similar type of insurance and any proceeds thereof, and all cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Guaranties” means, collectively, those certain respective unconditional guaranty agreements executed by each respective Guarantor in favor of Lender pursuant to which such Guarantor shall give a continuing and unconditional agreement to guaranty and stand surety for the Obligations of Borrower under the Loan Documents, whether such guaranty agreement shall be executed as of the date hereof or at any time in the future, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantors” means Alfred Lam and the Corporate Guarantors, and each such other Person identified as a Guarantor, whose liability shall be joint and several, and any other Person that may from time to time guaranty the Obligations of Borrower under the Loan Documents.

“Guarantor Security Documents” means, collectively, those various agreements, instruments and documents, including all security agreements, charging agreements, mortgages, which may from time to time be executed by the Guarantors pursuant to which each such Guarantor shall grant Liens to Lender in substantially all of its assets, real and personal, tangible and intangible, as security for the payment and performance of the Obligations, as each such agreement, instrument or document may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) friable asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Indebtedness” means, as applied to each Credit Party at a particular date, without duplication: (a) all obligations of such Credit Party for borrowed money, (b) all obligations of such Credit Party evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Credit Party upon which interest charges are customarily paid, (d) all obligations of such Credit Party under conditional sale or other title retention agreements relating to property acquired by such Credit Party, (e) all obligations of such Credit Party in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and excluding installments of premiums payable with respect to policies of insurance contracted for in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Credit Party, whether or not the Indebtedness secured thereby has been assumed, (g) all guaranties or endorsements by such Credit Party of Indebtedness of others, (h) all obligations under Capitalized Leases of such Credit Party attributable to the payment of principal, (i) all obligations, contingent or otherwise, of such Credit Party as an account party in respect of letters of credit and letters of guaranty, and (j) all obligations, contingent or otherwise, of such Credit Party in respect of bankers’ acceptances. The Indebtedness of such Credit Party shall include the Indebtedness of any other entity (including any partnership in which such Credit Party is a general partner) to the extent such Credit Party is liable therefor as a result of such Credit Party’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Credit Party is not liable therefor.

“Indemnitees” has the meaning assigned to that term in Section 8.4.

“Indemnified Liabilities” has the meaning assigned to that term in Section 8.4.

“Intellectual Property” means all present and future (a) designs, patents, patent rights and applications therefor, licenses rights, fees, and royalties with respect thereof; (b) trademarks, service marks, trade names and registrations and applications therefore, licenses, fees and royalties with respect thereof; (c) copyrights, renewals and all applications and registrations therefor, licenses, fees and royalties with respect thereof, (d) software or computer programs, trade secrets, methods, processes, know-how, drawings, specifications, and descriptions, and (e) all memoranda, notes and records with respect to any research and development, whether now owned or hereafter acquired, (f) all goodwill associated with any of the foregoing described in subsections (a) - (e), and proceeds of all of the foregoing, including, without limitation, proceeds of insurance policies thereon.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among Lender, Borrower and the Senior Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Inventory” means, as to such Credit Party, all “inventory” as defined in the UCC including, without limitation (whether or not included in the UCC definition of “inventory”), all of such Credit Party’s then owned or existing and future acquired or arising: (a) inventory, merchandise, goods and other personal property intended for sale or lease or for display or demonstration; (b) inventory and any portion thereof that may be returned, rejected, reclaimed or repossessed by either Lender or such Credit Party from such Credit Party’s customers; (c) work in process; (d) raw materials and other materials and supplies, goods, incidentals, packaging materials and labels of every nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of the foregoing or otherwise used or consumed in the conduct of business; (e) documents evidencing, and General Intangibles relating to, any of the foregoing; and (f) all cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Late Monthly Payment Fee” has the meaning assigned to that term in Section 2.4(C).

“Lender” means BHC Interim Funding II, L.P., together with its successors and assigns permitted pursuant to Section 8.1.

“Liabilities” shall have the meaning given that term in accordance with GAAP and shall include all Indebtedness.

“Lien” means any lien (whether statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan Documents” means this Agreement, the Term Note, the Guaranties, the Intercreditor Agreement, the Guarantor Security Documents, and all other instruments, documents, guaranties and agreements executed by or on behalf of any Credit Party and delivered concurrently herewith or at any time hereafter to or for Lender in connection with the Term Loan or any other transaction contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

“Maintenance Fee” has the meaning assigned to that term in Section 2.4(D).

“Material Adverse Effect” means a material adverse effect upon (a) the businesses, operations, properties, assets or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, (c) the value of the Collateral, or (d) the ability of Lender to enforce or collect any of the Obligations.

“Maturity Date” means July 16, 2009.

“Maximum Rate” has the meaning assigned to that term in Section 2.3(C).

“Midsummer Repurchase Agreement” means that certain Repurchase Agreement With Mutual Release dated as of July 16, 2007, by and between Parent and Midsummer Investments, Ltd., a corporation organized under the laws of Bermuda.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

“Obligations” means all obligations (including the full and faithful discharge of each and every term, condition, agreement, representation and warranty now or hereafter made by a Credit Party under the Loan Documents), liabilities and indebtedness of every nature of each Credit Party from time to time owed to Lender under the Loan Documents including the principal amount of the Term Loan, all debts, claims and indebtedness (whether incurred before or after the Maturity Date), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, or whether evidenced by a note or other writing, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, costs and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law whether or not a claim for post-petition interest, fees or expenses is allowed in any bankruptcy case or proceeding.

“Officer’s Certificate” has the meaning assigned to that term in Section 5.1(E).

“Other Collateral” means:

(A)  all other goods and property, whether or not delivered, including, without limitation, such other goods and property: (i) the sale or lease of which gives or purports to give rise to any Account or other Collateral, including, but not limited to, all Inventory and other merchandise returned or rejected by, or repossessed from, customers; (ii) securing any Account or other Collateral, including, without limitation, all rights as a consignor, a consignee, an unpaid vendor or lienor (including, without limitation, stoppage in transit, replevin and reclamation) with respect to such other goods and properties; or (iii) any warranty claim relating to goods;

(B)  all substitutes and replacements for, accessories, attachments, and other additions to, any of the above and any and all products or masses into which any goods are physically united such that their identity is lost;

(C)  all policies and certificates of insurance relating to any of the foregoing, now owned or hereafter acquired, evidencing or pertaining to any and all items of Collateral;

(D)  all files, correspondence, computer programs, tapes, discs and related data processing software which contain information identifying or pertaining to any of the Collateral or any account debtor, or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof;

(E)  all cash deposited with Lender or any of its Affiliates, or which Lender or such Affiliate is entitled to retain or otherwise possess as Collateral pursuant to the provisions of this Agreement or any of the other Loan Documents;

(F)  any and all products and proceeds of the foregoing (including, but not limited to, any claim to any item referred to in Section 2.6, and any claim against any third party for loss of, damage to or destruction of any or all of, the Collateral or for proceeds payable under, or unearned premiums with respect to, policies of insurance) in whatever form, including, but not limited to, cash, instruments, chattel paper, security agreements and other documents; and

(G)  all commercial tort claims.

“Pacific CMA” means Pacific CMA International, LLC, a Colorado limited liability company.

“Parent” means Pacific CMA, Inc., a Delaware company.

“Payment Date” shall have the meaning given such term in Section 2.4(D).

“Permitted Encumbrances” means the following types of Liens:

(A)  Liens securing the Obligations;

(B)  Liens for taxes, assessments or other governmental charges (other than Environmental Claims or ERISA) the payment of which is not yet due and payable or is being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, provided, that such liens shall have no effect on the priority of the Liens in favor of Lender or the value of the assets in which Lender has such Liens and a stay of enforcement of any such Liens shall be in effect.

(C)  Liens imposed by law, such as carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore, and, in the case of judgment Liens that have been stayed or bonded, a reserve or other appropriate provision, if any, as required by GAAP shall have been made therefor;

(D)  Liens described on Schedule 1.1(A), but not the extension of coverage thereof to other property or assets;

(E)  Liens arising under Capital Leases or securing purchase money Indebtedness in favor of a seller of Equipment; provided, however, that (A) no such Lien shall extend to or cover any other property of any Credit Party, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of the fair market value or the cost of the property so held or acquired;

(F)  deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(G)  easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially adversely impair the value of such property or its use by any Credit Party in the normal conduct of such Person’s business;

(H)  Liens in favor of Senior Lender securing Senior Indebtedness up to a maximum amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000); and

(I)  other Liens permitted to be incurred by any Credit Party pursuant to the terms of this Agreement or any other Loan Document.

“Permitted Indebtedness” means Indebtedness of Borrower used to prepay the Obligations pursuant to Section 2.5(D)(i).

“Permitted Investments” means: (a) investments of Borrower outstanding on the date hereof; (b) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one (1) year from the date of acquisition thereof; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having the highest rating obtainable from either Standard & Poor’s or Moody’s Investor Services, Inc.; (d) certificates of deposit maturing no more than one (1) year from the date of investment therein; (e) (A) investments in accounts receivable arising and trade credit granted in the ordinary course of business and in any securities received in complete or partial satisfaction thereof from financially troubled account debtors, and (B) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with Borrower’s past practices; and (f) investments made pursuant to or arising under Hedging Agreements entered into in the ordinary course of business.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Pro Forma” means the unaudited Consolidated balance sheet of the Credit Parties and their Subsidiaries as of the Closing Date after giving effect to the transactions contemplated by this Agreement. The Pro Forma balance sheet of the Credit Parties and their Subsidiaries as of the Closing Date is annexed hereto as Schedule 1.1(B).

“Projections” shall have the meaning given such term in Section 4.28.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of the Capital Stock of any of the Credit Parties and their Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared or distribution made, (b)  any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt or any shares of any class of the Capital Stock of any Credit Party now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing (other than to satisfy Parent’s monetary obligations owing under the Midsummer Repurchase Agreement ); (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of any Credit Party now or hereafter outstanding (other than to satisfy Parent’s monetary obligations owing under the Midsummer Repurchase Agreement and to repurchase certain outstanding warrants in an amount not to exceed Three Hundred Fifty Thousand Dollars ($350,000); (d) any payment by any Credit Party of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise; and (e) any other payments restricted by the terms of any of the Loan Documents.

“Senior Indebtedness” means the Indebtedness of the Credit Parties under the Senior Financing Agreement.

“Senior Lender” means Wells Fargo Bank, National Association.

“Senior Financing Agreement” means the Credit and Security Agreement, dated as of April 6, 2007 among Senior Lender, the Credit Parties, and the other parties named therein, as amended, restated, supplemented or otherwise modified from time to time.

“Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, between Lender and Alfred Lam, as amended, restated, supplemented or otherwise modified from time to time.

“Subordinated Debt” means any Indebtedness of any of the Credit Parties with respect to which the right of the holder of such Indebtedness to receive any payments thereon is junior and subordinated to the prior right of Lender to receive payment in full of all Obligations, pursuant to a subordination or intercreditor agreement between Lender and such holder.

“Subsidiary” means, if applicable, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock, membership interests (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person (or any of its other Subsidiaries).

“Subsidiary Guarantors” means collectively, the indirect or direct Subsidiary of a Credit Party that binds itself as a party to this Agreement as contemplated by Section 6.10 and that guarantees the payment or performance of the Obligations.

“Taxes” means all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments, and all interest, penalties and similar liabilities relating thereto, which are or may be due by the Credit Parties with respect to their business, operations, Collateral or otherwise.

“Term Loan” means the unpaid balance of the Term Loan made pursuant to Section 2.1.

“Term Note” means the Secured Term Note of Borrower in a form acceptable to Lender, issued pursuant to Section 2.1 and any amendment and restatement thereof.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“US Group” means Parent, Pacific CMA, Airgate International Corporation (Chicago), and Paradigm International, Inc.

1.2  Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to Section 5.1 shall be prepared in accordance with GAAP, consistently applied.

1.3  Other Definitional Provisions. References to “Sections”, “subsections”, “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; except as otherwise indicated (e.g., by references to agreements “as in effect as of the date hereof” or words to that effect), references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2  TERM LOAN AND COLLATERAL

2.1  Term Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, Lender agrees to lend to Borrower a Term Loan in the aggregate original principal amount of up to Five Million Dollars ($5,000,000). The Term Loan shall be funded as follows: (a) on the Closing Date, and subject to the conditions set forth in Section 3.1, the sum of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “First Tranche”); and (b) subject to the conditions set forth in Section 3.2, at any time, on or prior to December 31, 2007, an additional tranche (“Additional Tranche”) of up to One Million Five Hundred Thousand ($1,500,000); provided that with respect to the Additional Tranche: (i) (x) no Event of Default or Material Adverse Effect shall have occurred and be continuing, (y) the Credit Parties shall have fully and timely complied with all their obligations under this Agreement, including, without limitation, the provisions of Section 6.18 of this Agreement, and (z) Lender agrees, in its sole discretion, to fund the Additional Tranche. The Term Loan shall be due and payable in full on the Maturity Date without defense, set off or counterclaim of any sort. Amounts borrowed under this Section 2.1 and repaid may not be reborrowed without Lender’s written consent. On or prior to (i) the Closing Date, Borrower shall execute and deliver to Lender a Term Note to further evidence the Term Loan, and (ii) on or prior to the date upon which the Additional Tranche is advanced, Borrower shall execute and deliver to Lender an amended and restated Term Note to reflect Borrower’s then aggregate Indebtedness to Lender.

2.2  Use of Proceeds. The proceeds of the Term Loan shall be used exclusively to redeem certain Series A Preferred capital stock, repurchase certain outstanding warrants and for other strategic purposes approved by the Lender.

2.3  Interest.

(A)  Rate of Interest. The Term Loan shall bear interest at the rate of twelve percent (12.0%) per annum. Commencing five (5) days after the occurrence and during the continuance of an Event of Default pursuant to Section 7.1(A) hereof, the Term Loan shall bear interest at the rate of eighteen percent (18%) per annum (the “Default Rate”).

(B)  Computation and Payment of Interest. Interest on the Term Loan and all other Obligations shall be computed on the daily principal balance on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on the Term Loan, the date of funding of the Additional Tranche shall be included and the date of payment of the Additional Tranche shall be excluded. Interest on the Term Loan and all other Obligations shall be payable to Lender monthly in arrears on the first Business Day of each month by automatic wire transfer to Lender’s bank account, and on the date of any prepayment of the Term Loan, and at maturity, whether by acceleration or otherwise. As of the Closing Date, the amount of each monthly installment of interest (based on a 30 day month and to be adjusted for 29 or 31 days months) shall equal Thirty Five Thousand Dollars ($35,000), which amount is subject to change (i) after the occurrence of an Event of Default, (ii) in the event of any prepayment of principal of the Term Loan, (iii) in the event of any addition to the unpaid principal balance of the Term Loan of any other Obligations, or (iv) the advance of the Additional Tranche.

(C)  Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this Section 2.3 shall govern and control; (2) neither Borrower nor any other Credit Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payer thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Credit Party shall have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Lender shall have received the amount of interest which Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

2.4  Fees.

(A)  Transaction Fee. Borrower shall pay to Lender: (i) on the Closing Date a transaction fee in the amount of Eighty-Seven Thousand Five Hundred Dollars ($87,500) plus an amount equal to all reasonable fees, costs and expenses incurred by Lender in connection with any matters contemplated by this Agreement which are due and payable as of the Closing Date, less the sum of $60,944.31 previously paid to Lender; and (ii) on the date of advance of the Additional Tranche, a transaction fee equal to two and one-half percent (2.5%) of the amount advanced by Lender on such date, in each case, plus an amount equal to all reasonable fees, costs and expenses incurred by Lender in connection therewith.

(B)  Late Payment Fee. In the event that the Term Loan has not been paid and satisfied in full on or prior to the Maturity Date, and if such Event of Default continues without remedy for fifteen (15) days following the Maturity Date, then, on the sixteenth (16th) day immediately succeeding the Maturity Date, in addition to any other fees or amounts payable under this Agreement, a late payment fee in cash equal to five percent (5%) of the sum of each Additional Tranche, to the extent that such Additional Tranches have been advanced, shall be due and payable by Borrower to Lender.

(C)  Late Monthly Payment Fee. In the event that any monthly installment of interest referred to in Section 2.3(B) is not paid within five (5) Business Days of its due date, a late monthly payment fee of Five Thousand Dollars ($5,000) (a “Late Monthly Payment Fee”) shall be due and payable by Borrower with respect to such monthly interest installment on the sixth (6th) day following such due date, and for each thirty-day period thereafter during which such monthly interest installment remains unpaid. Such additional Late Monthly Payment Fee shall be due and payable at the end of each such thirty day period during which such monthly installment of interest remains past due.

(D)  Maintenance Fee. Borrower shall pay to Lender, in addition to any other amounts payable under this Agreement, a maintenance fee (the “Maintenance Fee”) on each date (each a “Payment Date”) on which any repayment of principal is made (whether such payment is of all or any portion of the outstanding principal balance of the Term Loan and whether such payment is optional or mandatory or results from acceleration or enforcement of any rights granted hereunder). The Maintenance Fee shall be determined in accordance with the schedule hereunder set forth, which is based on an amount actually advanced at closing of Five Million Dollars ($5,000,000):

If the Payment Date is:	Then the amount of the Maintenance Fee shall equal:
(i) On or before July 11, 2008	$250,000
(ii) After July 11, 2008, but on or before October 9, 2008	$290,000
(iii) After October 9, 2008, 2008, but on or before January 7, 2009	$385,000
(iv) After January 7, 2009, but on or before April 7, 2009	$480,000
(v) Thereafter	$585,000

provided, however, that (i) if a portion of the Term Loan has not been funded, the Maintenance Fee shall be reduced in the proportion that the amount funded bears to the initial principal amount of the Term Loan and if only a portion of the Term Loan is being repaid, the Maintenance Fee shall be equal to the product of (1) the applicable Maintenance Fee set forth above and (2) a fraction, the numerator of which is the amount of principal being repaid and the denominator of which is the aggregate principal amount of the Term Loan advanced.

(E)  Unused Facility Fee. Effective from the Closing Date, as long as the Additional Tranche has not been advanced to Borrower, Borrower shall pay to Lender, a fee equal to three quarters of one percent (0.75%) per annum of the amount of the Additional Tranche, payable monthly in arrears on the first Business Day of each month, commencing August 1, 2007, by wire transfer to Lender’s bank account; provided, however, such amount shall not accrue or be payable from and after the date on which the Lender refuses to fund the Additional Tranche under Section 2.1 hereof.

(F)  Other Fees and Expenses. Borrower shall pay to Lender, for its own account, all reasonable and customary charges for returned items and all other bank charges incurred by Lender, as well as reasonable and customary wire transfer charges incurred by Lender for each wire transfer made under this Agreement.

2.5  Payments and Prepayments.

(A)  Manner and Time of Payment. All payments made by Borrower with respect to the Obligations shall be made by wire transfer in United States Dollars to Lender’s account, without deduction, defense, setoff or counterclaim. All payments by Borrower on account of the principal of the Term Loan shall be applied in the following manner: (i) first to the payment of any fees and charges due under the Loan Documents, (ii) second to any Obligations for the payment of expenses, costs and indemnities due under the Loan Documents, (iii) third to the payment of interest due and owing under the Loan Documents, (iv) fourth to the payment of principal due and owing under the Loan Documents, (v) fifth to the payment of principal not yet due under the Loan Documents, and (vi) sixth to any other Indebtedness of the Credit Parties and their Subsidiaries owing to Lender.

(B)  Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

(C)  Voluntary Prepayment. Borrower shall have the right to prepay, at any time and from time to time after the date hereof, without penalty or premium (other than the Maintenance Fee), all or any portion of the outstanding Term Loan, provided that each such prepayment shall be in an amount equal to or greater than Two Hundred and Fifty Thousand Dollars ($250,000), and shall be accompanied by payment of interest to date of payment on the amount prepaid.

(D)  Mandatory Repayment. In the event Borrower (i) procures financing from any source, whether in the form of Indebtedness or equity, or (ii) makes an Asset Disposition (other than sales of Inventory and dispositions of obsolete or excess Equipment in the ordinary course of business), or (iii) issues or sells any equity or debt securities or instruments, or (iv) undergoes a Change of Control, then to the extent not prohibited under the terms of the Intercreditor Agreement, an amount equal to the entire net proceeds thereof (after deducting proceeds, if any, applied to the Senior Indebtedness), or the portion thereof equal to the outstanding balance of the Term Loan plus accrued and unpaid interest and Maintenance Fee, and all other amounts then due and owing hereunder, shall be paid by Borrower to Lender to repay or reduce the Term Loan. All payments hereunder shall be applied first, to accrued interest on the Term Loan, second, to any outstanding fees (including the Maintenance Fee), costs and/or expenses owing, due and payable to Lender, third to the outstanding principal balance of the Term Loan, and fourth, to any other Obligations then owing.

2.6  Grant of Security Interest. To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, each Credit Party hereby assigns and grants to Lender, a continuing first priority Lien, subject only to Permitted Encumbrances and to the Intercreditor Agreement, in and to all right, title and interest of such Credit Party in all assets and properties of such Credit Party, whether now owned or existing or hereafter acquired or arising and regardless of where located, including the proceeds thereof (all being collectively referred to as the “Collateral”), and including, without limitation, the following property of such Credit Party:

(i)  Accounts;
(ii)  Deposit Accounts (as defined in the UCC);
(iii)  Documents of Title;
(iv)  Equipment;
(v)  General Intangibles;
(vi)  Inventory;
(vii)  Investment Property;
(viii)  Intellectual Property; and
(ix)  Other Collateral.

Without limiting the generality of the foregoing paragraph, the security interests granted hereunder shall extend and attach to:

(i)	all Equipment, whether any Credit Party’s interest in such Equipment is as owner, lessee or conditional vendee;

(ii)
all Equipment whether the same constituted personal property or fixtures, including but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with or attached to Equipment; and

(iii)
all Inventory and any portion thereof that may be returned, rejected, reclaimed or repossessed by either Lender or any Credit Party from such Credit Party’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items that contribute to the finished goods or products manufactured or processed by Borrower, or to the sale, promotion or shipment thereof.

2.7  Preservation of Collateral and Perfection of Security Interests Therein. Each Credit Party shall, at Lender’s reasonable request, at any time and from time to time, execute and deliver to Lender within ten (10) days of such request, such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by Lender) and do such other acts and things as Lender may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Encumbrances) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral. Each Credit Party irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Credit Party’s true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral. Each Credit Party further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Each Credit Party hereby authorizes Lender to prepare and file such financing statements or amendments thereof (including financing statements and amendments thereof describing the Collateral as “all assets” or “all personal property” or words to that effect) as Lender may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC or the Uniform Commercial Code of any applicable jurisdiction. Each Credit Party acknowledges and agrees that the Collateral is intended to encompass all assets and property of such Credit Party and if at any time such Credit Party acquires any interest in any assets or property a security interest in which cannot be perfected by the filing of a financing statement in the appropriate jurisdiction or any assets or property a security interest in which can be perfected by the filing of a financing statement in the appropriate jurisdiction but that are not covered by the security interest grant set forth above (e.g., commercial tort claims, it being certified by such Credit Party that it has no interest in any commercial tort claims as of the Closing Date), then such Credit Party will promptly notify Lender of the same and, if requested by Lender, cause such assets or property to become part of the Collateral and take such reasonable steps as Lender may require in accordance with the first sentence of this Section 2.7.

2.8  Possession of Collateral and Related Matters. Until an Event of Default has occurred and is continuing, each Credit Party shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Credit Party’s business, to (a) sell or lease any of such Credit Party’s Inventory normally held by such Credit Party for any such purpose, (b) use and consume any raw materials, work-in-process or other materials normally held by such Credit Party for such purpose, or (c) dispose of any obsolete or excess equipment in the ordinary course of business; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of any debt owed by such Credit Party.

2.9  Limited License. The Credit Parties hereby irrevocably grant to Lender, a royalty-free, non-exclusive license to use such Credit Party’s trademarks, copyrights, patents and other proprietary and intellectual property rights, in connection with the (a) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by Lender in accordance with the provisions of this Agreement, and (b) manufacture, assembly, completion and preparation for sale of any unfinished Inventory by Lender in accordance with the provisions of this Agreement.

2.10  Release of Security Interests. Upon the indefeasible payment and satisfaction in full of the Obligations, and at each Credit Party’s expense, Lender shall release all liens and security interests granted by such Credit Party by execution and/or delivery of appropriate documentation, including, but not limited to, UCC termination statements, (A) within seven (7) Business Days of such payment or (B) concurrently with such payment if such Credit Party gives three (3) Business Days advance notice of such payment.

SECTION 3  CONDITIONS TO TERM LOAN

3.1  Conditions. The obligation of Lender to advance on the Closing Date is subject to satisfaction or waiver (in each case, as determined by Lender) of each of the conditions set forth below:

(A)  Closing Deliveries. Lender shall have received, in form and substance satisfactory to Lender, all documents, instruments and information identified on Schedule 3.1(A) and all other agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Lender may request.

(B)  Security Interests. Lender shall have received satisfactory evidence that all security interests and Liens granted to Lender pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute valid Liens on the Collateral, with priority over all other Liens subject only to Permitted Encumbrances and to the Intercreditor Agreement. Without limiting the generality of the foregoing: each Guarantor, including without limitation all Guarantors that are Foreign Subsidiaries, shall have executed and delivered all Guarantor Security Documents required by Lender and its counsel (each such document to be in form and substance satisfactory to Lender) in order to create and grant Liens in favor of Lender on substantially all of such Guarantor’s property and all appropriate public filings or registrations of or related to such Guarantor Security Documents and/or the Liens created and granted thereunder have been made.

(C)  Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete on and as of the Closing Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(D)  Fees. Borrower shall have paid the fees and other amounts payable on the Closing Date referred to in Section 2.4(A).

(E)  No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

(F)  Performance of Agreements. Each Credit Party shall have performed all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Closing Date.

(G)  No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from advancing.

(H)  No Litigation. Except as set forth on Schedule 3.1(H), there shall not be pending or, to the knowledge of any Credit Party, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Credit Party or any property of any Credit Party that has not been disclosed by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Lender, could reasonably be expected to have a Material Adverse Effect.

(I)  No Material Adverse Effect. Lender shall have received evidence reasonably satisfactory to it that nothing has occurred since December 31, 2006, which reasonably could be expected to have a Material Adverse Effect.

3.2  Conditions to the Additional Tranche. The obligation of Lender to advance the Additional Tranche is subject to satisfaction (as determined by Lender in its discretion) of each of the conditions set forth below:

(A)  Request for Additional Tranche. Lender shall have received from Borrower at least thirty (30) days prior written notice requesting the advance of the Additional Tranche and shall have furnished Lender with all such financial records and information, as Lender may require.

(B)  Delivery of Documents. Lender shall have received, in form and substance reasonably satisfactory to Lender, all agreements, notes, certificates, authorizations, and other documents as Lender may reasonably request to evidence the advance of the Additional Tranche and Borrower’s corporate authorization to request such Additional Tranche.

(C)  Representations and Warranties. The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete on and as of the date of the funding of the Additional Tranche to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(D)  No Prohibition. No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain Lender from advancing the Additional Tranche.

(E)  No Default. No event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

(F)  No Litigation. On and as of the date of the funding of the Additional Tranche, there shall not be pending or, to the knowledge of any Credit Party, threatened, any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Credit Party or any property of any Credit Party that has not been disclosed by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that, in the opinion of Lender, could reasonably be expected to have a Material Adverse Effect.

SECTION 4 BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to fund the Additional Tranche, the Credit Parties represent and warrant to Lender that the following statements are true, correct and complete. Such representations and warranties, and all other representations and warranties made by the Credit Parties herein or in the other Loan Documents, shall survive the execution and delivery of this Agreement and the closing contemplated hereby:

4.1    Organization, Powers, Capitalization.

(A)  Organization and Powers. The Credit Parties are entities duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or formation and are qualified to do business as a foreign corporation in each jurisdiction where such qualification is required except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. The Credit Parties have all requisite power and authority to own and operate their properties, to carry on their business as now conducted and proposed to be conducted and to enter into each Loan Document to which they are a party.

(B)  Capitalization. The Capital Stock of each Credit Party is as set forth on Schedule 4.1(B). All Capital Stock of each Credit Party is duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens (other than Permitted Encumbrances) and such shares of Capital Stock were issued in compliance with all applicable federal, state and local laws concerning the issuance of securities. No Capital Stock of any Credit Party other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity interests or securities except as set forth on Schedule 4.1(B).

4.2   Authorization of Borrowing; No Conflict. The Credit Parties have the power and authority to incur the Obligations and to grant security interests in the Collateral. The execution, delivery and performance of the Loan Documents by the Credit Parties will have been duly authorized by all necessary company and shareholder action. The execution, delivery and performance of the Loan Documents by the Credit Parties and the consummation of the transactions contemplated by this Agreement and the other Loan Documents by the Credit Parties, do not contravene and will not be in contravention of any applicable law, organizational documents of any Credit Party or any agreement or order by which they or any of their property is bound. This Agreement and the other Loan Documents, including the Term Note, when executed and delivered, are and will be, the legally valid and binding obligations of the Credit Parties, enforceable against the Credit Parties in accordance with their respective terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws effecting the enforcement of creditors rights generally and subject to any equitable principles limiting the right to obtain specific performance of any such obligation.

4.3    Financial Condition.

(A)  All financial statements (other than the Projections) concerning the Credit Parties which have been or will hereafter be furnished by Borrower to Lender pursuant to this Agreement (i) have been, or will be, prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein); (ii) do, or will present fairly, the financial condition of the Credit Parties as at the dates thereof and the results of their operations for the periods then ended; and (iii) do, or will accurately reflect the financial condition of the Credit Parties in all material respects. As of the Closing Date, after giving effect to all of the transactions contemplated to occur on such Closing Date, all Subsidiaries of the Credit Parties shall be Consolidated Subsidiaries as determined in accordance with GAAP.

(B)  Except as set forth on Schedule 4.9, since December 31, 2006, there has been no event or development which has had, or is reasonably likely to have, a Material Adverse Effect.

(C)  The Pro Forma was prepared by Borrower based on the audited Consolidated balance sheet of Borrower and its Affiliates, dated December 31, 2006.

4.4    Indebtedness and Liabilities. As of the Closing Date, the Credit Parties have no (a) Indebtedness except as reflected on the Pro Forma and the most recent financial statements delivered to Lender; or (b) Liabilities other than as reflected on the Pro Forma, the most recent financial statements or other written information delivered to Lender on or before the Closing Date or as incurred in the ordinary course of business following the date of the most recent financial statements delivered to Lender.

4.5    Account Warranties. As to each Account arising from the sale of Inventory or from services rendered, that, at the time of its creation, (a) such Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered, and substantially in accordance with any purchase order, contract or other document relating thereto; (b) to the Credit Parties’ knowledge, there are no defenses, setoffs, offsets or counterclaims, genuine or otherwise, against such Account (other than customary prompt payment discounts, the Credit Parties’ standard warranty policies and the Credit Parties’ promotional payment arrangements with such customers); (c) such Account does not represent a sale to an Affiliate (except in accordance with Section 6.6) or a consignment, sale or return, or a bill and hold transaction; (d) to the Credit Parties’ knowledge, no agreement exists permitting any deduction or discount (other than the discount stated on the invoice and deductions and discounts arising from the Credit Parties’ promotional payment arrangements with customers); (e) each Credit Party is the lawful owner of such Account and has the right to assign the same to Lender; (f) such Account is free of all Liens other than Permitted Encumbrances; (g) such Account is due and payable in accordance with its terms; and (h) there are no proceedings or actions threatened or pending against any account debtor that could reasonably be expected to have a Material Adverse Effect on such account debtor’s financial condition.

4.6    Names. Schedule 4.6 sets forth all names, trade names, fictitious names and business names under which the Credit Parties currently conduct business or have at any time during the past five (5) years conducted business.

4.7   Locations; FEIN. Schedule 4.7 sets forth the jurisdiction of organization of each Credit Party, location of each Credit Party’s chief executive office, principal place of business, the location of each Credit Party’s books and records, the location of all other offices of the Credit Parties and all Collateral locations, and such locations are the Credit Parties’ sole locations for their businesses and the Collateral. Each Credit Party’s federal employer identification number and entity identification number in its state of incorporation or formation is set forth on Schedule 4.7.

4.8    Title to Properties; Liens. The Credit Parties have good, sufficient and legal title, to all of their respective properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the knowledge of the Credit Parties, there are no actual, threatened or alleged defaults with respect to any leases of real property under which any Credit Party is lessee or lessor which could reasonably be expected to have a Material Adverse Effect. All Liens of the Lender in the Collateral are duly perfected subject only to the Permitted Liens that are expressly allowed to have priority over the Lender’s Liens.

4.9    Litigation; Adverse Facts. Except as set forth on Schedule 4.9, there are no judgments outstanding against any Credit Party or affecting any property of any Credit Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against or affecting any Credit Party or any property of any Credit Party which could have a Material Adverse Effect. No Credit Party has received any opinion, memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which could reasonably be expected to have a Material Adverse Effect.

4.10     Payment of Taxes. Except as set forth on Schedule 4.10, all material tax returns and reports of the Credit Parties required to be filed by them have been timely filed, and all Taxes upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable, have been paid when due and payable. As of the Closing Date, none of the income tax returns of the Credit Parties is under audit. No tax liens have been filed or are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Credit Parties in respect of any Taxes or other governmental charges are in accordance with GAAP.

4.11     Performance of Agreements. Except as set forth on Schedule 4.11, none of the Credit Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default, which in any case could reasonably be expected to have a Material Adverse Effect.

4.12      Employee Benefit Plans. The Credit Parties and their Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans and Foreign Plans. No liability which could reasonably be expected to have a Material Adverse Effect has been incurred and remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan or Foreign Plan. With respect to the Foreign Subsidiaries of the Credit Parties, such Foreign Subsidiaries are in compliance in all material respects with all Foreign Plans and applicable provisions of all laws, and all regulations and interpretations thereof, of all applicable foreign government(s) (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government) regarding employee pension plans or employee benefit and welfare plans with respect to each employee pension plan or employee benefit and/or welfare plans maintained by such Foreign Subsidiary, and no liability which could reasonably be expected to have a Material Adverse Effect has been incurred and remains unsatisfied for any funding obligation, taxes or penalties with respect to any such employee pension plan or employee benefit and/or welfare plans maintained by such Foreign Subsidiary.

4.13      Intellectual Property. The Credit Parties own, are licensed to use, or otherwise have the lawful right to use, all Intellectual Property, if any, used in or necessary for the conduct of their respective businesses as currently conducted, and all such Intellectual Property, if any, is identified on Schedule 4.13 without conflict with any rights of others. Except as disclosed on Schedule 4.13, no Credit Party pays or owes any royalty or any other compensation to any Person with respect to any Intellectual Property, if any.

4.14     Broker’s Fees. Except as set forth on Schedule 4.14, no broker’s or finder’s fee or commissions or investing banking fees will be payable by reason of any action of the Credit Parties with respect to any of the transactions contemplated by the Loan Documents.

4.15     Environmental Compliance. Except as set forth on Schedule 4.15, the Credit Parties have been, and are currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all material permits, licenses or other authorizations required by applicable Environmental Laws. Except as set forth on Schedule 4.15, there are no claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to any Hazardous Materials asserted or, to the Credit Parties’ knowledge, threatened against any Credit Party or relating to any real property currently or formerly owned, leased or operated by any Credit Party which could reasonably be expected to have a Material Adverse Effect, and the Credit Parties have no knowledge of any release  or threatened release of hazardous substances at any real property currently or formerly owned, leased or operated by any Credit Party for which a Credit Party is legally responsible to remediate under applicable laws or which may be or could result in a material liability.

4.16     Solvency. After giving effect to the transactions contemplated by the Loan Documents and the Senior Financing Agreement, and, as of, from and after the date of this Agreement, the Credit Parties individually and the Credit Parties and their Subsidiaries taken as a whole (a) own and will own assets the fair saleable value of which are (i) greater than the total amount of its or their (as applicable) liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of the Credit Parties individually and the Credit Parties and their Subsidiaries taken as a whole (as applicable) as they mature; (b) has capital that is not unreasonably small in relation to its or their (as applicable) businesses as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it or they (as applicable) will incur debts beyond its or their (as applicable) ability to pay such debts as they become due.

4.17   Disclosure. No representation or warranty of the Credit Parties contained in this Agreement, the other Loan Documents, the financial statements, or any other document, certificate or written statement furnished to Lender by or on behalf of the Credit Parties for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to any Credit Party that has had or could reasonably be expected to have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated by the Loan Documents.

4.18     Insurance. The Credit Parties maintain insurance policies for public liability, worker’s compensation, property damage, larceny, embezzlement or other criminal misappropriation insurance for their businesses and properties, product liability, and business interruption, of types and in amounts customarily maintained by comparable businesses; and, as of the Closing Date, no notice of cancellation has been received with respect to such policies and the Credit Parties are in compliance in all material respects with all conditions contained in such policies.

4.19      Compliance with Laws. Except as set forth on Schedule 4.19, the Credit Parties are not in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their business or the ownership of their properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would subject any Credit Party or any of its officers to criminal liability or have a Material Adverse Effect, and no notice of any such violation has been received.

4.20      Bank Accounts. Schedule 4.20 sets forth the account numbers and locations of all bank accounts of the Credit Parties.

4.21     Subsidiaries. Except as set forth on Schedule 4.21, the Credit Parties have no Subsidiaries.

4.22     Employee Matters. Except as set forth on Schedule 4.22, (a) the Credit Parties’ employees are not subject to any collective bargaining agreement, management agreement or consulting agreement, (b) no petition for certification or union election is pending with respect to the employees of Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Credit Parties and (c) there are no strikes, slowdowns, work stoppages or controversies pending or threatened between the Credit Parties and their employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.22, the Credit Parties are not subject to any employment contracts.

4.23    Governmental Regulation. The Credit Parties are not, and, after giving effect to any borrowing hereunder, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any foreign, federal or state statute or regulation limiting their ability to incur indebtedness for borrowed money.

4.24    Receivables and Payables. As of the Closing Date the Credit Parties’ receivables and payables are as set forth in detail on Schedule 4.24, all of which are respectively collectible and payable in the ordinary course of business in accordance with the usual terms and conditions of the Credit Parties’ businesses, except for uncollectible receivables arising in the ordinary course of business, and the Credit Parties have no knowledge of any fact or circumstance not already disclosed to Lender in writing which could impair the validity or collectibility of any Account.

4.25     Trade Relations. Except as set forth on Schedule 4.25, as of the Closing Date there exists no actual or, to the knowledge of the Credit Parties, threatened, termination, limitation or cancellation of, or any material adverse modification or change in the business relationship of the Credit Parties with any customer or supplier or group of customers or suppliers, either individually or in the aggregate, material to their operations.

4.26    Absence of Defaults. Except as set forth on Schedule 4.26, as of the Closing Date the Credit Parties are not in default under their respective articles/certificates of incorporation, certificates of formation, by-laws, operating agreements or similar entity governance documents, and no event has occurred, which has not been remedied (to the extent expressly permitted hereunder) or waived in writing by Lender, which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party under any material agreement or judgment, decree or order to which such Credit Party is a party or by which any Credit Party’s properties may be bound or which would require any Credit Party to make any payment under any of the foregoing prior to the scheduled maturity date therefor.

4.27     Loans to Shareholders, Directors, Officers or Affiliates. Except as set forth in detail on Schedule 4.27, the Credit Parties have not made any loans or advances to or for the benefit of any shareholder, director, officer or Affiliate of the Credit Parties, nor will any such loans or advances be made while the Obligations are outstanding except for loans that constitute Permitted Investments.

4.28     Projections. The projections (“Projections”) attached hereto as Schedule 4.28 (a) fairly represent the Credit Parties’ financial projections for the period covered thereby, and (b) were prepared in a manner consistent with GAAP. The Projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Parties to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.29    Surety Obligations. None of the Credit Parties is obligated as surety or indemnitor under any bond or other contract that assumes payment or performance of any obligation of any Person, except as permitted hereunder.

SECTION 5 AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that until payment and performance in full of all monetary Obligations hereunder unless Borrower has received the prior written consent of Lender, each Credit Party shall perform and shall cause each of its Subsidiaries to perform all covenants in this Section 5 applicable to such Person.

5.1    Financial Statements and Other Reports. Credit Parties and their Subsidiaries shall maintain a system of accounting and keep such books, records and accounts (which shall be true and complete in all material respects), as may be required or as may be necessary to permit the performance of an annual audit and the preparation of financial statements in accordance with GAAP, consistently applied. Credit Parties and their Subsidiaries will deliver to Lender the financial statements and other reports described below until payment and performance in full of all Obligations. All financial statements to be delivered hereunder may be delivered by facsimile, regular or express mail or by hand, but shall also be delivered in electronic form using the Microsoft Excel.xls format.

(A)  Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, and including, without limitation, each March, June, September and December, the Credit Parties will deliver (1) the consolidated and consolidating balance sheet of the Credit Parties as at the end of such month and the related consolidated and consolidating statements of income, stockholder’s or member’s (as the case may be) equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month; provided, however, that for the months of July and August 2007, the Credit Parties shall not be required to deliver the consolidated balance sheet, statements of income, stockholder’s or member’s cash flow (as the case may be) for such month, but shall deliver unconsolidated balance sheets, statements of income, stockholders’ or members’ cash flow (as the case may be) for such months, and (2) a schedule of the outstanding Indebtedness for borrowed money of the Credit Parties describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(B)  Quarterly Financials. In addition to the relevant monthly financial statements referred to in Section 5.1(A), as soon as available and in any event within fifty (50) days after the end of each quarter of each Fiscal Year, the Credit Parties and their Subsidiaries will deliver the Consolidated and consolidating balance sheet of the Credit Parties and their Subsidiaries, as adjusted in conformity with GAAP, as at the end of such period and the related consolidated and consolidating statements of income, stockholder’s or member’s (as applicable), equity and cash flow for such quarter of such Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of such Fiscal Year.

(C)  Year-End Financials. In addition to the relevant monthly and quarterly financial statements referred to in Section 5.1(A) and 5.1(B), as soon as available and in any event within one hundred five (105) days after the end of each Fiscal Year, the Credit Parties and their Subsidiaries will deliver to Lender: (1) the audited Consolidated and consolidating balance sheet of the Credit Parties and their Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, stockholder’s or member’s (as applicable) equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of the Credit Party and their Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements from Virchow, Krouse and Company LLP or another firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, which report shall be unqualified as to going concern and scope of audit of the Credit Parties and their Subsidiaries and shall state (a) that such financial statements present fairly the financial position of the Credit Parties and their Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b)  that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and (c) such accountants acknowledge that Lender is relying on such statements.

(D)  Accountants’ Certification and Reports. Promptly upon receipt thereof, the Credit Parties and their Subsidiaries will deliver (i) copies of all reports submitted to the Credit Parties and their Subsidiaries by their independent public accountants in connection with each annual, interim or special audit or review of the financial statements or financial controls of the Credit Parties and their Subsidiaries made by such accountants, including the comment letter submitted by such accountants to management or any member or committee of the Credit Parties and their Subsidiaries in connection with their annual, interim or special audit or review, and (ii) a certificate of the independent public accountants who performed such annual, interim or special audits or review, to the effect that, in making the examination necessary for the audits or review, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

(E)  Management Report. Together with each delivery of financial statements of the Credit Parties pursuant to subsections (A), (B) and (C) of this Section 5.1, except as specified otherwise in Section 5.1 (E)(3) below, Borrower will deliver a management report: (1) describing the operations and financial condition of the Credit Parties and their Subsidiaries for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form (x) the corresponding figures for such monthly and year-to-date (or yearly, if applicable) periods as set forth in the Projections (or, if applicable, the yearly projections delivered to Lender under Section 5.1(F) below) and (y) the corresponding figures for the corresponding monthly and year-to-date (or yearly, if applicable) period in the previous Fiscal Year, in each case setting forth the variances between the current figures and the corresponding figures from the applicable Projections or projections and prior Fiscal Year; (3) with respect only to the financial statements to be delivered pursuant to subdivisions (B) and (C) of this Section 5.1, setting forth a schedule showing the calculation of the financial covenants specified in Section 6.18; (4) a copy of any written statements or reports made to Senior Lender during the period under review; and (5) a true and complete copy of the applicable month end borrowing base certificate delivered by Borrower to Senior Lender. The information above shall be presented in reasonable detail and shall be certified (the “Officer’s Certificate”) (which such Officer’s Certificate shall be reasonably satisfactory to Lender in form and substance) on behalf of the Credit Parties and their Subsidiaries by the chief financial officer, director of finance, chief executive officer or president of Borrower to the effect that (i) such information is accurate and complete in all material aspects or, in the case of financial statements, fairly presents the results of operations and financial condition of the Credit Parties and their Subsidiaries as at the dates and for the periods indicated, (ii) as of the date of such certification, there does not exist any Default or Event of Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Credit Parties and their Subsidiaries propose to take or have taken with respect thereto, and (iii) the representations and warranties contained in this Agreement and in the other Loan Documents remain in full force and effect and are true and accurate in all respects as of the date of delivery of the management report, except (x) to the extent such representations and warranties relate solely and expressly to an earlier date, (y) for revisions or updates to any Schedule(s) approved by Lender pursuant to Section 5.16, and (z) for such changes in circumstances of the Credit Parties and their Subsidiaries that are expressly permitted under this Agreement.

(F)  Projections. At least sixty (60) days before the beginning of each Fiscal Year of the Credit Parties, the Credit Parties and their Subsidiaries shall deliver to Lender the projected Consolidated and consolidating balance sheets and income and cash flow statements of the Credit Parties and their Subsidiaries for each month of such Fiscal Year, each in reasonable detail, reporting the Credit Parties’ good faith projections and certified by the Credit Parties’ chief financial officer as being the most accurate projections available and identical to the projections used by the Credit Parties and their Subsidiaries for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as Lender may in its discretion require.

(G)  Financial Statements for Alfred Lam. As soon as available, and in any event within one hundred twenty (120) days after the close of each Fiscal Year, Borrower shall deliver to Lender financial statements for Alfred Lam, in form and substance satisfactory to Lender.

(H)  Revolving Advance Requests. Borrower shall deliver to the Lender, simultaneously with delivery thereof to Senior Lender, true, complete and accurate copies of each request for Revolving Advances (as defined in the Senior Financing Agreement) delivered by Borrower to Senior Lender from time to time pursuant to the Senior Financing Agreement.

(I)  Tax Returns. Within twenty (20) days after the filing thereof, the Credit Parties shall deliver to Lender a copy of the annual federal (and, if requested by Lender, state or other) tax return (and any amended return) of the Credit Parties, certified by the chief financial officer or chief executive officer of such Credit Party to be accurate and complete in all material respects.

(J)  Government Notices. The Credit Parties will deliver to Lender promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or the Credit Parties’ payment or non-payment of any taxes including any tax audit.

(K)      Events of Default, etc. Within three (3) Business Days following the day any officer of any Credit Party obtains knowledge of any of the following events or conditions, the Credit Parties shall deliver to Lender a certificate signed by Borrower’s chief executive officer or president specifying the nature and period of existence of such condition or event and what action the Credit Parties have taken, are taking, and propose to take, with respect to: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of material default that any Person has given to any Credit Party or any other action taken with respect to a claimed material default under any contractual or other obligation; (3) any matter which has had or could reasonably be expected to have a Material Adverse Effect; (4) the resignation or termination of Alfred Lam or (5) the chief executive officer or chief financial officer resigns, is terminated or ceases to exercise the rights and duties of their respective office.

(L)  Trade Names. The Credit Parties will give Lender at least thirty (30) days advance written notice of any change of name or of any new trade name or fictitious business name. Any Credit Party’s use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

(M)     Locations. The Credit Parties will give Lender at least thirty (30) days advance written notice of any change in any Credit Party’s principal place of business or any change in the location of their books and records or the Collateral or of any new location for their books and records or the Collateral.

(N)      Bank Accounts. The Credit Parties will give Lender prompt notice of any new bank accounts any Credit Party intends to establish prior to their opening same, and if required by Lender, the Credit Parties will cause such bank accounts to be subject to a control agreement in favor of Lender.

(O)  Certified Public Accountants. Within three (3) Business Days of the resignation or termination of the Credit Parties’ current certified public accountants Virchow, Krouse and Company LLP or any certified public accountants hereafter engaged by the Credit Parties with Lender’s prior written consent, the Credit Parties shall notify Lender in writing of such occurrence and the reason(s) therefor.

(P)  Litigation. Within one (1) day after any officer of any Credit Party obtains knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Credit Party or any property of the Credit Parties not previously disclosed by the Credit Parties to Lender in writing or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Credit Parties or any property of the Credit Parties which, in the case of the preceding clauses (1) or (2), could reasonably be expected to have a Material Adverse Effect, the Credit Parties will promptly give written notice thereof to Lender and provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter.

(Q)  Other Information. With reasonable promptness, the Credit Parties shall deliver such other information and data as may be available to and disclosable by the Credit Parties with respect to any Credit Party, or the Collateral as Lender may reasonably request from time to time.

5.2       Access to Accountants. The Credit Parties authorize Lender to discuss the financial condition and financial statements of the Credit Parties with the Credit Parties’ independent public accountants upon reasonable notice to the Credit Parties of Lender’s intention to do so, and irrevocably authorize and direct such accountants to respond to all of Lender’s inquiries relating to the Credit Parties’ financial condition and financial statements and furnish Lender with all such documentation as Lender may reasonably request. The Credit Parties release their independent public accountants from any liability for furnishing the information and documents required by Lender. On the Closing Date, the Credit Parties shall deliver to Lender a written and irrevocable letter addressed to the Credit Parties’ accountants directing them to comply with the provisions of this Section 5.2.

5.3    Inspection. The Credit Parties shall, at the Credit Parties’ cost and expense, permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties of the Credit Parties, including their financial and accounting records, and in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances and business with their officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested.

5.4   Collateral Records. The Credit Parties shall keep full and accurate books and records relating to the Collateral and, promptly after being requested by Lender, shall mark such books and records to indicate Lender’s security interests in the Collateral.

5.5   Account Covenants; Verification. The Credit Parties shall, at their own expense use their best efforts to assure prompt payment of all amounts due or to become due under the Accounts. No discounts, credits or allowances (other than normal prompt payment discounts and customer promotional arrangements discounts) will be issued, granted or allowed by the Credit Parties to customers, other than in the ordinary course of business, and no returns will be accepted, without Lender’s prior written consent, except in the ordinary course of business and to the extent authorized under the Senior Financing Agreement or authorized by the Senior Lender. The Credit Parties will promptly notify Lender in the event that a customer alleges any material dispute or claim with respect to an Account or Accounts in excess of Five Thousand Dollars ($5,000) individually or Ten Thousand Dollars ($10,000) in the aggregate during any fiscal year or of any other circumstances known to the Credit Parties that may impair, in any material respect, the validity or collectibility of the Accounts so as to cause a Material Adverse Effect. Lender shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person. After the occurrence and during the continuance of an Event of Default, the Credit Parties shall not, without the prior consent of Lender, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon, except to the extent authorized by the Senior Financing Agreement or by the Senior Lender.

5.6    Endorsement. Upon the occurrence of and during the continuance of an Event of Default, Borrower hereby constitutes and appoints Lender and all Persons designated by Lender for that purpose as the Credit Parties’ true and lawful attorney-in-fact, with power to endorse the Credit Parties’ names to any check or other instrument and all proceeds of Collateral that come into Lender’s possession or under Lender’s control. Both the appointment of Lender as the Credit Parties’ attorney and Lender’s rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

5.7    Corporate Existence. Each Credit Party will at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business. Each Credit Party will notify Lender within one (1) Business Day of any change in its ownership or corporate structure.

5.8    Payment of Taxes. The Credit Parties will pay all Taxes imposed upon them or any of their properties or assets or with respect to any of their franchises, businesses, income or property before any penalty accrues thereon, provided that no such tax need be paid if the Credit Parties are contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if the Credit Parties have established appropriate reserves as shall be required in conformity with GAAP or as required by the IRC.

5.9    Maintenance of Properties; Insurance. The Credit Parties will maintain or cause to be maintained in good repair, working order and condition, normal wear and tear excepted, all properties used in the businesses of the Credit Parties and will make or cause to be made all appropriate repairs, renewals and replacements thereof, and will protect and preserve all material registered or registrable Intellectual Property (now or hereafter existing). The Credit Parties will maintain or cause to be maintained, with financially sound and reputable insurers (rated A+ or better by Best Rating Guide), public liability, worker’s compensation, property damage, larceny, embezzlement, or other criminal misappropriation insurance with respect to their businesses and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Lender. Subject to the rights of the Senior Lender, the Credit Parties shall cause Lender to be named as “lender’s loss payee” on all insurance policies relating to any Collateral and as “additional insured” under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Lender and shall, subject to the Intercreditor Agreement, collaterally assign to Lender as security for the payment of the Obligations all business interruption insurance of the Credit Parties. Subject to the rights of the Senior Lender, the Credit Parties shall apply any proceeds received from any policies of insurance relating to any Collateral to the Obligations.

5.10     Compliance with Laws. Except to the extent provided in Schedule 4.19, the Credit Parties will comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which the Credit Parties are now doing business or may hereafter be doing business, except to the extent that non-compliance with such laws, rules, regulations and orders the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

5.11     Further Assurances. The Credit Parties will, from time to time, execute such guaranties, financing or continuation statements, security agreements, reports and other documents or deliver to Lender such instruments, certificates of title or other documents as Lender may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents. At Lender’s request, the Credit Parties shall cause any wholly-owned or substantially wholly-owned Subsidiaries of Borrower promptly to guaranty the Obligations and to grant to Lender security interests in the real, personal and mixed property of such Subsidiary to secure the Obligations (it being acknowledged that the creation of Subsidiaries is restricted by Section 6.10).

5.12      Collateral Locations. The Credit Parties will keep the Collateral (other than in-transit Collateral, including Inventory, Equipment and supplies and materials or Collateral that is otherwise moved in the ordinary course of business) at the locations specified on Schedule 4.7; provided, however, that the Credit Parties may amend Schedule 4.7 so long as such amendment occurs by written notice to Lender not less than thirty (30) days prior to the date on which such Collateral is moved. With respect to any new location (which with respect to Borrower, in any event shall be within the continental United States), the Credit Parties will execute such documents and take such actions as Lender deems necessary to perfect and protect the security interests of Lender in the Collateral prior to the transfer or removal of any Collateral to such new location.

5.13      Bailees. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of the Credit Parties’ agents or processors, the Credit Parties shall, upon the request of Lender, notify such warehouseman, bailee, agent or processor of the security interests in favor of Lender created hereby, shall instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions and shall cause such Person to execute an access and waiver agreement reasonably acceptable to Lender.

5.14     Use of Proceeds and Margin Security. The Credit Parties shall use the proceeds of all Loans for proper business purposes (as described in Section 2.2) consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of any Loan shall be used by the Credit Parties for the purpose of purchasing or carrying of margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act.

5.15     Observer and Other Rights. The Credit Parties shall hold regularly scheduled meetings of the directors at least quarterly, and Lender shall have the right from time to time (i) to designate a representative to attend and serve as an observer at such meetings and who shall have the right to receive twenty-eight (28) days prior notice of any quarterly meeting (specifying the matters to be discussed or acted upon) of the directors of the Credit Parties, and (ii) to receive on a timely basis and simultaneously with receipt thereof by directors, copies of all written information provided to the directors of the Credit Parties. Borrower agrees to reimburse Lender for all of its reasonable hotel, travel, meals and other out-of-pocket expenses incurred by Lender’s representative in attending any meeting of directors of any Credit Party, if any, upon presentation of invoices or other documentation of such expenses. The first meeting of the directors of Borrower shall be held on or about September 1, 2007.

5.16    Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, the Credit Parties shall deliver to Lender, along with the Officer’s Certificate required under Section 5.1(E), such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s), provided, that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until Lender, in the exercise of its reasonable credit judgment, shall have accepted in writing such revisions or updates to such Schedule(s). Without limiting the generality of the foregoing or of Section 5.1(E), each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading in all material respects at all times during the term of this Agreement, except for revisions or updates to any Schedule(s) approved by Lender pursuant to the preceding sentence and such changes in the circumstances of the Credit Parties that are expressly permitted under this Agreement.

5.17      Accounting Methods and Financial Records. The Credit Parties shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects), as may be required or as may be necessary to permit the performance of an annual audit and the preparation of financial statements in accordance with GAAP, consistently applied.

5.18     Life Insurance. Borrower shall obtain and thereafter maintain a life insurance policy on the life of Alfred Lam in the amount of One Million Dollars ($1,000,000), and collaterally assign and deliver such policy to Lender (in form and substance satisfactory to Lender) as additional Collateral for the Obligations within Thirty (30) days of the Closing Date. Without the prior written consent of Lender, Borrower shall not cancel, terminate, modify or amend said life insurance policy or the coverages thereunder, nor shall it borrow against same, further assign, hypothecate or alienate its interest in same.

5.19      Accuracy of Information. All written information, reports, statements and other papers and data furnished to Lender, whether pursuant to this Section 5 or any other provision of this Agreement or of any other Loan Document, shall be, at the time the same is so furnished, complete and correct in all material respects (subject to the provisions regarding Projections set forth in Section 4.28) to the extent necessary to give Lender true and accurate knowledge of the subject matter thereof.

5.20     Notice of Management Changes. The Credit Parties shall provide notice to Lender via e-mail and telephone to one of the managing partners of Lender within one (1) Business Day following the occurrence of the following: Alfred Lam leaves his office for whatever reason or ceases to exercise the rights and duties of such office. After such notice, the Credit Parties shall, within three (3) Business Days, provide written notice in accordance with Section 8.6 of this Agreement of any of the foregoing occurrence.

5.21     Landlord Waiver. Borrower shall deliver to Lender, a landlord waiver (together with copy of the related lease), in form and substance satisfactory to Lender, for the premises located at 153-04 Rockaway Blvd, Jamaica, New York 11434.

5.22     Landlord and Storage Agreements. Borrower shall deliver to Lender copies of all existing agreements, and promptly after execution thereof, provide the Lender with copies of all future agreements, between any Credit Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess, control or handle any Collateral.

SECTION 6 NEGATIVE COVENANTS

The Credit Parties covenant and agree that until payment and performance in full of all monetary Obligations hereunder unless Borrower has received the prior written consent of Lender, each Credit Party shall perform and shall cause each of its Subsidiaries to perform all covenants in this Section 6 applicable to such Person.

6.1    Indebtedness and Liabilities. The Credit Parties shall not directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) Capital Leases and purchase money financing for Equipment entered into in the ordinary course of business (subject to Section 6.18); (c) trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which the Credit Parties are contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that the Credit Parties have established adequate reserves therefor, if appropriate under GAAP, (d) shareholder debt, so long as each obligee of shareholder debt, prior to or contemporaneously with the incurrence of the shareholder debt, shall have subordinated the right of such obligee to receive payments thereon pursuant to a subordination agreement in favor of Lender in form and substance satisfactory to Lender, and subordinated debt permitted under Section 6.10 below, (e) Indebtedness described in Section 4.4(a) hereof, (f) Permitted Indebtedness, and (g) the Senior Indebtedness.

6.2    Guaranties. Except as set forth on Schedule 6.2 and except for the Guaranties and endorsements of instruments or items of payment for collection in the ordinary course of business, the Credit Parties shall not guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly, by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or other financial conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

6.3    Transfers, Liens and Related Matters.

(A)  Transfers. The Credit Parties shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or other assets, except that the Credit Parties may (i) sell Inventory and dispose of obsolete or excess Equipment in the ordinary course of business; and (ii)  make other Asset Dispositions (subject to Section 2.5(D) above) if all of the following conditions are met: (1) the aggregate market value of assets sold or otherwise disposed of does not exceed Seventy-Five Thousand Dollars ($75,000) in the aggregate during any period of twelve consecutive month; (2) the consideration received is at least equal to the fair market value of such assets; (3) the sole consideration received is cash; and (4) no Default or Event of Default shall then exist or shall result from such Asset Disposition.

(B)  Liens. Except for Permitted Encumbrances, the Credit Parties shall not directly or indirectly create, incur or assume (or agree to create, incur or assume) or permit to exist any Lien on or with respect to any of the Collateral or other assets or any proceeds, income or profits therefrom.

(C)   No Pledge Restrictions. The Credit Parties shall not enter into or assume any agreement (other than the Loan Documents, the Senior Financing Agreement, and any document evidencing or governing Permitted Indebtedness) restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired.

6.4    Restricted Payments. The Credit Parties and their Subsidiaries shall not directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except as expressly permitted in this Agreement or any other Loan Document, except that as long as no Event of Default has occurred and is continuing or would occur hereunder as a result of such payment(s), Borrower may make distributions to its directors in an aggregate amount equal to each director’s actual federal, state and local income tax liability for any applicable tax year (or applicable portion thereof) attributable to each such director’s taxable income, for each taxable year (or portion thereof) of the Credit Parties and their Subsidiaries, provided further that (x) as a condition precedent to any such payment, the Credit Parties and their Subsidiaries shall (1) deliver to Lender a letter, in form and substance reasonably satisfactory to Lender, from their independent public accountants, detailing the amount necessary to be applied to the applicable period with respect to which such tax payment is to be made, and (2) such payment or distribution shall be limited to amount(s) specified in said letter; and (y) after any redetermination of the Credit Parties and their Subsidiaries’ taxable income for such period, each of the Credit Parties’ directors shall be obligated to repay to such Credit Party the aggregate amount (if any) by which such distribution exceeded the allocable amount of such director’s actual tax liability.

6.5    Restriction on Fundamental Changes. The Credit Parties shall not: (a) undergo a Change of Control; or (b) except with thirty (30) days prior written notice to Lender, change their jurisdiction of incorporation, type of organization (as defined in the UCC) tax, charter or other organizational number, or their legal name/s; or (c) acquire by purchase or otherwise all or substantially all of the assets of, or stock or other evidence of beneficial ownership, of any Person or any business division of any Person without Lender’s prior written consent; or (d) merge into or consolidate with any other Person, except that any Subsidiary of Borrower may merge into or consolidate with Borrower or any other wholly-owned Subsidiary of Borrower; or (e) liquidate, wind up their affairs or undergo any dissolution.

6.6    Transactions with Affiliates. Except as set forth on Schedule 6.6, the Credit Parties shall not directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Credit Party, except for (subject to Section 6.17) transactions in the ordinary course of and pursuant to the reasonable requirements of the Credit Parties’ businesses and upon fair and reasonable terms which are fully disclosed to Lender and which are no less favorable to the Credit Parties than they would obtain in a comparable arm’s length transaction with an unaffiliated Person.

6.7    Environmental Liabilities. The Credit Parties shall not: (a) except to the extent provided in Schedule 4.19, violate in any material respect any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into, onto or from, any real property owned, leased or operated by any Credit Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Credit Party.

6.8    Conduct of Business. The Credit Parties shall not engage in any business other than businesses of the type engaged in by the Credit Parties on the Closing Date and any businesses reasonably related thereto without the prior consent of Lender which consent shall not be unreasonably withheld, conditioned or delayed.

6.9    Compliance with ERISA. The Credit Parties shall not establish any new Employee Benefit Plan or Foreign Plan or amend any existing Employee Benefit Plan or Foreign Plan after the Closing Date if the liability or increased liability resulting from such establishment or amendment could reasonably be expected to have a Material Adverse Effect. The Credit Parties shall establish, maintain and operate each Employee Benefit Plan and Foreign Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof. No Foreign Subsidiary of Borrower shall establish any employee pension plan or employee benefit and/or welfare plans or amend any existing employee pension plan or employee benefit and/or welfare plans if the liability or increased liability resulting from such establishment or amendment could reasonably be expected to have a Material Adverse Effect, and each Foreign Subsidiary shall establish maintain and operate each employee pension plan or employee benefit and/or welfare plans in compliance in all material respects with all applicable provisions of all laws, and all regulations and interpretations thereof, of all applicable foreign government(s) (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government) regarding such employee pension plans or employee benefit and welfare plans with respect to each employee pension plan or employee benefit and/or welfare plans maintained by such Foreign Subsidiary.

6.10     Subsidiaries. The Credit Parties shall not establish, create or acquire any Subsidiaries after the Closing Date unless (i) Lender grants its prior written consent thereto (such consent not to be unreasonably withheld, conditioned, or delayed); (ii) the Credit Parties shall have given Lender not less than twenty (20) days prior written notice of the proposed establishment, creation or acquisition which notice shall include, in reasonable detail, (x) a description of the proposed transaction including all relevant financial information, and (y) a subordination agreement to and in favor of Lender of any Indebtedness to be incurred by the Credit Parties in making the proposed transaction; (iii) such Subsidiary conducts substantially the same business as is being conducted by the Credit Parties; (iv) such transaction otherwise complies with the provisions of this Agreement; (v) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction; (vi) such Subsidiary shall have bound itself as a party to this Agreement or as guarantor of the Obligations of the Credit Parties, on such terms and conditions as Lender may reasonably require; and (vii) such Subsidiary shall have granted to Lender, and Lender shall have perfected, a first priority lien on, and security interest in, all of its personal property and real property (if so requested by Lender), subject to Permitted Encumbrances and to the Intercreditor Agreement.

6.11     Fiscal Year; Tax Consolidation. The Credit Parties shall not change their Fiscal Year or adopt a Fiscal Year other than the Fiscal Year for tax or accounting purposes. The Credit Parties shall not file or consent to the filing of any Consolidated income tax return with any Person other than the Credit Parties and their Subsidiaries.

6.12     Press Release; Public Offering Materials. The Credit Parties shall not disclose the name of Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the Capital Stock of any Credit Party, except as may be required by law or with Lender’s prior written approval.

6.13     Bank Accounts. The Credit Parties shall not establish any new bank accounts, or amend or terminate any blocked account or lockbox agreement without Lender’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.14         Charter Documents. The Credit Parties shall not amend or otherwise modify their articles of incorporation or bylaws (or equivalent charter documents) or any existing shareholder’s agreement or similar agreement (all of such agreements having been previously delivered to Lender) in a manner which could impact Lender’s rights under the Loan Documents or enter into any new shareholder’s agreement or similar agreement.

6.15     No Impairment of Restricted Payments. The Credit Parties shall not directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents, the Senior Financing Agreement and any agreement evidencing or governing Permitted Indebtedness) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the making of any Restricted Payment by the Credit Parties.

6.16     Advances, Loans or Investments. Except for Permitted Investments and as otherwise expressly permitted hereunder, the Credit Parties shall not make any advance or loan to, or any investment in, or purchase or acquire all or substantially all of the stock, equity, assets or Accounts of any Person or any business division of any Person.

6.17     Management or Consulting Fees. Except as expressly permitted hereunder, the Credit Parties shall not pay any management, consulting or other similar fees to any Affiliate.

6.18     Financial Covenants. The Credit Parties, and their Subsidiaries, as applicable, shall not fail to maintain or keep in full force and effect, any of the financial covenants set forth below. The calculation and determination of each such financial covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a consistent basis with the financial statements of the Credit Parties, and their Subsidiaries, as applicable, delivered on or before the Closing Date:

(A)  Aggregate Indebtedness. The aggregate principal amount of all Indebtedness of the Credit Parties, including the Obligations shall not exceed (Eleven Million Dollars ($11,000,000) and, in the case of the Credit Parties and their Subsidiaries, Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) at any time.

(B)  Fixed Charge Coverage Ratio. The Credit Parties and their Subsidiaries, on a Consolidated basis, shall maintain a Fixed Charge Coverage Ratio (a) during each Fiscal Quarter of not less than .80 to 1.00, and (b) during each period of four consecutive Fiscal Quarters of not less than 1.15 to 1.00.

(C)  Capital Expenditures. The Credit Parties and their Subsidiaries, on a Consolidated basis, shall not make any Capital Expenditures during any Fiscal Year, if after giving effect thereto, the aggregate amount of all such expenditures made by the Credit Parties and their Subsidiaries, on a Consolidated basis, exceeds One Million Five Hundred Thousand Dollars ($1,500,000) for each trailing twelve month period.

(D)  Current Ratio. The Credit Parties and their Subsidiaries, on a Consolidated basis, shall maintain a ratio of Current Assets to Current Liabilities of not less than 1.10 to 1.00 at all times.

(E)  Minimum Book Net Worth. The Credit Parties (excluding Parent), on a Consolidated basis, shall maintain, for each period described below, Book Net Worth, determined as of the end of each month, in an amount not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Period Ending	Minimum Book Net Worth
As of September 30, 2007	$530,000
As of December 31, 2007	$1,165,000
As of March 31, 2008	$1,200,000
As of June 30, 2008	$2,133,000
As of September 30, 2008	$2,040,000
As of December 31, 2008	$2,635,000

(F)  Minimum Book Net Worth. The Credit Parties, on a Consolidated basis, will maintain, for each period described below, Book Net Worth, determined as of the end of each month, in an amount not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Period Ending	Minimum Book Net Worth
As of September 30, 2007	$3,375,000
As of December 31, 2007	$4,725,000
As of March 31, 2008	$4,575,000
As of June 30, 2008	$5,165,000
As of September 30, 2008	$6,360,000
As of December 31, 2008	$7,620,000

(G)      Minimum Net Income. The Credit Parties (excluding the Parent), on a Consolidated basis, will achieve, for each period described below, Net Income of not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Quarter Ending	Minimum Net Income
Nine months ending September 30, 2007	$675,000
Twelve months ending December 31, 2007	$1,300,000
Three months ending March 31, 2008	$185,000
Six months ending June 30, 2008	$375,000
Nine months ending September 30, 2008	$1,030,000
Twelve months ending December 31, 2008	$1,620,000

(H)  Minimum Net Income. The Credit Parties, on a Consolidated basis, will achieve, for each period described below, Net Income of not less than the amount set forth for each such period (numbers appearing between “< >” are negative):

Quarter Ending	Minimum Net Income
Nine months ending September 30, 2007	<$2,390,000>
Twelve months ending December 31, 2007	<$790,000>
Three months ending March 31, 2008	$480,000
Six months ending June 30, 2008	$1,070,000
Nine months ending September 30, 2008	$2,265,000
Twelve months ending December 31, 2008	$3,525,000

6.19     Executive Compensation. The maximum annual cash remuneration, whether as salary, bonus, expenses, distributions or in any other form, payable by the Credit Party and their Subsidiaries, if any, shall not exceed that set forth on Schedule 6.19 to the persons named thereon.

6.20     Certain Payments. The Credit Parties shall not make any payment on all or part of the Subordinated Debt or any other Indebtedness subordinated to the Obligations other than in strict compliance with the applicable written subordination agreement.

6.21    Amendments to Subordinated Debt. The Credit Parties shall not amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal of such Subordinated Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization, (d) increases the interest rate, (e) increases or adds any fees or charges, (f) modifies any covenant in a manner or adds any representation, covenant or default that that is more onerous or restrictive in any material respect for any Credit Party, or that is otherwise materially adverse to any Credit Party or the Lender, or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

SECTION 7 DEFAULT, RIGHTS AND REMEDIES

7.1   Event of Default. “Event of Default” means the occurrence or existence of any one or more of the following:

(A)     Payment. Failure to make payment of any of the Obligations when due, and, in the case of fees, interest, costs or expenses, such failure shall not be remedied within five (5) days of the applicable due date; or

(B)      Default in Other Agreements. (1) Failure of Borrower or any other Credit Party to pay when due (or within any applicable grace period) any principal or interest on any Indebtedness (other than the Obligations) specifically including the Senior Indebtedness, or (2) default by Borrower or any other Credit Party under any agreement or agreements evidencing any Indebtedness, in either case in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate (other than the Obligations) or pursuant to which such Indebtedness was issued or governed, specifically including the Senior Financing Agreement, if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of such Person’s obligations which are the subject thereof prior to the maturity date thereof or prior to the regularly-scheduled date of payment thereof, and such default continues beyond any applicable grace or cure period (whether or not the holder of such Indebtedness actually accelerates such payment); or

(C)   Breach of Certain Provisions. Failure of any Credit Party to perform or comply with any term or condition contained in Sections 5.1 through 5.5 or contained in Sections 5.7 through 5.22 or contained in Section 6; or

(D)  Breach of Representation or Warranty. Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document is false or misleading in any material respect on the date made or reaffirmed; or

(E)  Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term, provision, covenant or agreement contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 7.1); or

(F)  Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to Borrower or any other Credit Party or any of their respective properties in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (2) Subject to Section 7.1(G), the continuance of any of the following events for sixty (60) days unless dismissed or discharged: (a) an involuntary case is commenced against Borrower or any other Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any other Credit Party, or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any other Credit Party, for all or a substantial part of the property of any such Person; or

(G)  Voluntary Bankruptcy; Appointment of Receiver, etc. (1) An order for relief is entered with respect to Borrower or any other Credit Party or any of their respective properties or Borrower or any other Credit Party commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of their property; or (2) Borrower or any other Credit Party make any assignment for the benefit of creditors; or (3) the manager of Borrower or any other Credit Party adopt any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(G); or

(H)  Liens. Any Lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Borrower or any other Credit Party by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within thirty (30) days; or

(I)   Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving an amount in the aggregate in excess of Fifty Thousand Dollars ($50,000) (not adequately covered by insurance as to which the insurance company has acknowledged coverage or undertaken the defense thereof subject only to customary reservation of rights) is entered or filed against any Credit Party or any of their respective assets and remains unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(J)   Dissolution. Any order, judgment or decree is entered against Borrower or any other Credit Party decreeing the dissolution or split up of such Person and such order remains undischarged or unstayed for a period in excess of sixty (60) days; or

(K)  Solvency. Borrower or any other Credit Party, individually, ceases to be solvent (as defined in Section 4.16 with respect to Borrower) or admit in writing the present or prospective inability to pay such Persons’ or Person’s debts as they become due; or

(L)  Injunction. Borrower or any other Credit Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than sixty (60) days; or

(M)     Invalidity of Loan Documents. Any of the Loan Documents for any reason ceases to be in full force and effect (except pursuant to the express terms thereof) or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect or any Guarantor who is a natural person shall die; or

(N)  Failure of Security. Lender does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject only to the priority of Permitted Encumbrances), in each case, for any reason other than the failure of Lender to take any ministerial action within its control; or

(O)  Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Credit Parties, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(P)  Forfeiture. There is filed against Borrower or any other Credit Party any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could result in the confiscation or forfeiture of any material portion of the Collateral or other assets of such Person; or

(Q)  Change of Control. A Change of Control shall have occurred as to Borrower; or

(R)  Material Adverse Change. Except as disclosed on Schedule 7.(R) attached hereto, any other event, development or condition which has had or could reasonably be expected to have a Material Adverse Effect.

7.2    Acceleration. Upon the occurrence of any Event of Default described in the foregoing Sections 7.1(F) or 7.1(G) with respect to Borrower or any other Credit Party, all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence of any other Event of Default, Lender may declare all Obligations to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower.

7.3   Remedies. If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any rights or remedies available to Lender at law or in equity, Lender may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or in any of the Guarantor Security Documents or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all obligors on the Accounts to make all payments directly to Lender; (b) require the Credit Parties to, and each Credit Party hereby agrees that it will, at its expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties; (c) without notice or demand or legal process, enter upon any premises of the Credit Parties and take possession of the Collateral; and (d) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable. Each Credit Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Lender and/or disclaim all warranties. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Borrower and each of the Guarantors shall remain liable for any deficiency. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed thereof, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Credit Party hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. Lender shall not be required to proceed against any Collateral but may proceed against any Credit Party directly.

7.4   Appointment of Attorney-in-Fact. Each Credit Party hereby constitutes and appoints Lender as such Credit Party’s attorney-in-fact with full authority in the place and stead of such Credit Party and in the name of such Credit Party, Lender or otherwise, from time to time in Lender’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral. The appointment of Lender as each Credit Party’s attorney and Lender’s rights and powers are coupled with an interest and are irrevocable until payment in full and complete performance of all of the Obligations.

7.5    Limitation on Duty of Lender with Respect to Collateral. Beyond the safe custody thereof, Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property. Lender shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Lender in good faith.

7.6    Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, (a) each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of such Credit Party, and each Credit Party hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Lender may deem advisable notwithstanding any previous entry by Lender upon any books and records and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Lender; third, to accrued and unpaid interest on the Obligations; fourth, to the principal amounts of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrower owing to Lender.

7.7    License of Intellectual Property. The Credit Parties hereby assign, transfer and convey to Lender, the non-exclusive right and license to use all Intellectual Property, if any, owned or used by the Credit Parties together with any goodwill associated therewith, all to the extent necessary to enable Lender, after the occurrence and during the continuance of any Event of Default hereunder and in connection with Lender exercising its rights with respect to all of the Collateral, to realize on all of the Collateral and any successor or assign to enjoy the benefits of such Collateral. This right and license shall inure to the benefit of all successors, assigns and transferees of Lender and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to the Credit Parties by Lender.

7.8   Waivers, Non-Exclusive Remedies. By making the advance of the Term Loan hereunder, Lender does not thereby waive a breach of any warranty or representation made by the Credit Parties hereunder or under any of the other Loan Documents or a breach under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and all of Lender’s claims and rights resulting from any breach or misrepresentation by the Credit Parties is specifically reserved by Lender. No failure on the part of Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

SECTION 8 MISCELLANEOUS

8.1    Assignments and Participations. Lender may assign its rights and delegate its obligations under this Agreement and further may assign, or sell participations in, all or any part of the Term Loan or any other interest herein to an Affiliate or to another Person. In the case of an assignment authorized under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder and Lender shall be relieved of its obligations hereunder with respect to the commitments or assigned portion thereof. The Credit Parties hereby acknowledge and agree that any assignment will give rise to a direct obligation of the Credit Parties to the assignee and that the assignee shall be deemed to be a “Lender”. Lender shall act as agent of each assignee for the sole purpose (and not for any other purpose) of perfecting and maintaining a security interest in the Collateral to the extent that perfection of a security interest in the Collateral is achieved by means of filing a financing statement in the applicable jurisdiction. Lender may furnish any information concerning the Credit Parties in its possession from time to time to assignees and participants (including prospective assignees and participants), provided that any such assignee or participant or prospective assignee or participant agrees to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to Borrower. All communications by the Credit Parties with Lender and every assignee shall be required to be sent or given to only Lender or one of the assignees in place of Lender.

8.2   Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence, and during the continuance, of any Event of Default, Lender, each assignee of Lender’s interest, and each participant is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other property at any time held or owing by that Lender or assignee to or for the credit or for the account of Borrower against and on account of any of the Obligations then outstanding, provided, that no participant shall exercise such right without the prior written consent of Lender. The Credit Parties hereby agree, to the fullest extent permitted by law, that any Lender, assignee or participant may exercise their right of setoff with respect to amounts in excess of its pro rata share of the Obligations (or, in the case of a participant, in excess of its pro rata participation interest in the Obligations) and that such Lender, assignee or participant, as the case may be, shall be deemed to have purchased for cash in the amount of such excess, participations in each other Lender’s or holder’s share of the Obligations.

8.3    Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) fees, costs and expenses (including reasonable attorneys’ fees, and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including reasonable attorneys’ fees, reasonable allocated costs of internal counsel and reasonable fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Term Loan, and any amendments, waivers, consents, forbearance and other modifications relating thereto or any subordination or intercreditor agreements; (c) fees, out of pocket costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Lender including title insurance premiums, real estate survey costs and mortgage or recording taxes and fees; (d) fees, out of pocket costs and expenses incurred in connection with forwarding to Borrower the proceeds of Loans including Lender’s standard wire transfer fee; (e) fees, out of pocket costs, expenses and bank charges, including bank charges for returned checks, incurred by Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs, expenses (including reasonable attorneys’ fees and reasonable allocated costs of internal counsel) and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Credit Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; (g) Lender’s reasonable out of pocket expenses and internal costs and disbursements, whenever incurred, in monitoring and administering the Term Loan; and (h) the cost of procuring background checks or updating background checks previously obtained by Lender relating to officers of Borrower (Borrower shall use its best efforts to obtain the consent of all officers to such checks or updated checks).

8.4    Indemnity. In addition to the payment of expenses pursuant to Section 8.3, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to indemnify, pay and hold Lender, its participants and assignees and their respective officers, directors, employees, agents, consultants, auditors, persons engaged by any of them to evaluate or monitor the Collateral, affiliates and attorneys of any of them (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the Commitment Letter(s), if any, delivered by Lender, Lender’s agreement to make the Term Loan hereunder, the use or intended use of the proceeds of any of the Term Loan or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”), provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly arising from the gross negligence or willful misconduct of that Indemnitee as finally determined by a court of competent jurisdiction.

8.5    Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by Borrower therefrom or any of the terms, conditions, or provisions thereof, shall be effective unless the same shall be in writing and signed by Lender and Borrower. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

8.6    Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern standard time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to any Credit Party:	c/o Airgate International Corporation 153-04 Rockaway Boulevard Jamaica, New York 11434 Attention: Alfred Lam, Chairman Facsimile: (212) 391-5288

With copies to:	Gusrae, Kaplan & Bruno & Nusbaum, PLLC. 120 Wall Street New York, New York 10005 Attention: Lawrence Nusbaum, Esq. Facsimile: (212) 809-5449

If to Lender:	BHC Interim Funding II, L.P. 444 Madison Avenue, 25th Floor New York, New York 10022
Attention: Gerald H. Houghton, Managing Partner
Facsimile: (212) 753-7730
Telephone: (212) 753-1991

With a copy to:	Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention: George N. Abrahams, Esq.
Facsimile: (212) 885-5001

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.6.

8.7    Survival of Warranties and Certain Agreements.

(A)  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any breach of a representation or warranty, and shall continue in full force and effect as long as any Obligation shall remain outstanding.

(B)  This Agreement and the Loan Documents shall remain in full force and effect until such time as the Obligations have been indefeasibly paid and satisfied in full, at which time this Agreement shall be terminated; provided, however, that the agreements set forth in Sections 8.3 and 8.4 (and any guaranty by the Guarantors of the Obligations of Borrower with respect to such Sections 8.3 and 8.4) shall survive termination of this Agreement. Notwithstanding the foregoing, this Agreement and the Loan Documents shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by Lender as a preference, fraudulent conveyance or otherwise, all as though such payment had not been made.

8.8    Indulgence Not Waiver. No failure or delay on the part of Lender in the exercise of any power, right or privilege shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

8.9    Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Credit Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Lender or Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies thereof, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.10     Entire Agreement. This Agreement, the Term Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof (including, without limitation, the Commitment Letter) and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

8.11     Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

8.12     Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

8.13     Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14     APPLICABLE LAW. THIS AGREEMENT AND ALL MATTERS RELATING HERETO AND ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8.15   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the prior written consent of Lender.

8.16   No Fiduciary Relationship; Limitation of Liabilities.

(A)  No Fiduciary Relationship. Except in the instance of gross negligence or willful misconduct, no provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower or any other Credit Party.

(B)  Limitation of Liabilities. Neither Lender, nor any Affiliate, officer, director, shareholder, employee, attorney, or agent of Lender shall have any liability with respect to, and the Credit Parties hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Credit Parties in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Credit Parties hereby waive, release, and agree not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

8.17   CONSENT TO JURISDICTION. EACH CREDIT PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TERM NOTE, OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH CREDIT PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS. IF ANY CREDIT PARTY PRESENTLY IS, OR IN THE FUTURE BECOMES, A NONRESIDENT OF THE STATE OF NEW YORK, EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PERSON, AT SUCH PERSON’S ADDRESS AS SET FORTH IN SECTION 8.6 OR AS MOST RECENTLY NOTIFIED BY SUCH PERSON IN WRITING PURSUANT TO SECTION 8.6 AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.

8.18     WAIVER OF JURY TRIAL. EACH CREDIT PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE TERM NOTE OR THE OTHER LOAN DOCUMENTS. EACH CREDIT PARTY AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE TERM NOTE AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY SIGNATORY HERETO AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.19     Construction. Borrower and each Credit Party signatory hereto and Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and each Credit Party signatory hereto and Lender.

8.20     Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, or to any other Loan Document by Facsimile shall be as effective as delivery of a manually executed counterpart thereof.

8.21     No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Credit Parties or any of Borrower’s shareholders or the shareholders (or members, as applicable) of Borrower’s Subsidiaries or any other Person.

8.22     Communications by Borrower to Lender. Nothing contained in any letter, email, written notification, financial statement or other communication, written or oral, from Borrower to Lender, shall be deemed to be binding on Lender, unless Lender acknowledges same in writing and expressly agrees to be bound thereby.

8.23     Confidentiality. For the purposes of this Section 8.23, “Confidential Information” means all financial projections and all other information delivered to Lender by or on behalf of Borrower or any of the other Credit Parties in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature or that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of Borrower or the other Credit Parties, provided, that such term does not include information that (a) was publicly known or otherwise known to Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Lender or any Person acting on its behalf, (c) otherwise becomes known to Lender other than through disclosure by Borrower or any of the other Credit Parties, or (d) constitutes financial statements delivered hereunder that are otherwise publicly available. Lender will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by Lender in good faith to protect confidential information of third parties delivered to it, provided, that Lender may deliver or disclose Confidential Information to:

(i)     its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Term Loan);

(ii)       its financial advisors and other professional advisors who are advised to hold confidential the Confidential Information substantially in accordance with the terms of this Section 8.23;

(iii)      any other Lender; or

(iv)     any other Person (including auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (A) to comply with any applicable law, rule, regulation or order, (B) in response to any subpoena, examination, or other legal process, (C) in connection with any litigation to which Lender is a party or (D) if an Event of Default shall have occurred and remain outstanding, to the extent Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies hereunder. Each assignee and participant of Lender’s interest, by its execution and delivery of documents to evidence its assignment or participation (as the case may be), will be deemed to have agreed to be bound by, and to be entitled to the benefits of, inter alia, this Section 8.23.

8.24     Lender’s Disclosure. Borrower and each Credit Party signatory hereto acknowledge that one or more members of Blank Rome LLP are limited partners of Lender.

8.25     Affiliate Guarantor. The Affiliate Guarantor, although not a borrower hereunder, has signed this Agreement to indicate its acknowledgment of, and agreement to be bound by, the representations, warranties and covenants contained herein (to the extent such representations, warranties and covenants apply to the Affiliate Guarantor) and to assign and grant to Lender the Lien on its assets and properties as set forth in Section 2.6 hereof.

8.26      Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

This space intentionally left blank - signature page follows.

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

LENDER:	BHC INTERIM FUNDING II, L.P.

By: BHC Interim Funding Management, L.L.C.,
its General Partner

By: BHC Investors II, L.L.C.,
its Managing Member

By: GHH Holdings, L.L.C.

	By:	/s/ Gerald Houghton
Name: Gerald H. Houghton Title: Managing Member

BORROWER:	AIRGATE INTERNATIONAL CORPORATION

	By:	/s/ Scott Turner
Name: Scott Turner Title: Vice President

Signature Page to Loan and Security Agreement

Joinder

Each of the undersigned, intending to be legally bound hereby, joins in the representations, warranties and covenants and consents to be bound by the terms and conditions applicable to the undersigned as set forth in the foregoing Loan and Security Agreement, by and among Airgate International Corporation, the Guarantors and BHC International Funding II, L.P. dated July __, 2007.

PACIFIC CMA, INC.

By:	/s/ Scott Turner
Name: Scott Turner
Title: Vice President

AIRGATE INTERNATIONAL CORPORATION (Chicago)

By:	/s/ Scott Turner
Name: Scott Turner
Title: Vice President

PACIFIC CMA INTERNATIONAL, LLC

By:	/s/ Ling Kwok
Name: Ling Kwok
Title: Agent

PARADIGM INTERNATIONAL, INC.

By:	/s/ Scott Turner
Name: Scott Turner
Title: Vice President

By:	/s/ Alfred Lam
Name: Alfred Lam
Title: Director